Exhibit 10.21

Fifth Amended and Restated Credit Agreement

Dated as of November 15, 2017

among

Parsons Corporation,

as Borrower,

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,

as Administrative Agent and Swing Line Bank,

Wells Fargo Bank, National Association,

as Syndication Agent,

The Bank of Nova Scotia, JPMorgan Chase Bank, N.A., Sumitomo

Mitsui Banking Corporation and US Bank National Association,

as Documentation Agents,

and

The Other Financial Institutions Party Hereto

and

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

and

Wells Fargo Securities, LLC,

as Co-Lead Arrangers

EXECUTION VERSION

i

3.4	Inability to Determine Rates	56
3.5	Compensation for Losses	57
3.6	Matters Applicable to all Requests for Compensation	58
3.7	Mitigation Obligations; Replacement of Banks	58

Section 4 CONDITIONS		59

4.1	Initial Extension of Credit	59
4.2	Any Extension of Credit	61

Section 5 REPRESENTATIONS AND WARRANTIES		61

5.1	Due Organization; Good Standing	61
5.2	Power; Authorization	62
5.3	No Legal Bar	62
5.4	Enforceable Obligation	62
5.5	Ownership of Property; Liens	62
5.6	Taxes	62
5.7	Conflicting Agreements and Other Matters	62
5.8	ERISA	63
5.9	Government Consent	63
5.10	Environmental Compliance	63
5.11	Licenses, Permits etc	63
5.12	Public Utility and Investment Company Status	64
5.13	Foreign Asset Control Regulations; Absence of Foreign or Enemy Status	64
5.14	Litigation	64
5.15	No Default	64
5.16	Principal and Guarantor Subsidiaries	64
5.17	Financial Statements	64
5.18	Compliance with Applicable Laws	65
5.19	Governmental Regulations	65
5.20	Federal Reserve Regulations	65
5.21	Guaranty Representations	65
5.22	Solvency	65
5.23	Anti-Corruption Laws and Sanctions	66

Section 6 AFFIRMATIVE COVENANTS		66

6.1	Financial Statements	66
6.2	Certificates, Notices and Other Information	67
6.3	Prompt Notice	68
6.4	Covenant to Secure Obligations Equally	69
6.5	Insurance	69
6.6	Maintenance of Property	69
6.7	Payment of Obligations, Taxes and Claims	69
6.8	Compliance with Laws	70
6.9	Maintenance of Existence	70
6.10	Guaranties of New Principal Subsidiaries; Stock Pledge of Foreign Subsidiaries; Addition of Guarantor Subsidiaries	70
6.11	Licenses, Permits etc	72
6.12	Hazardous Materials	72
6.13	Use of Proceeds	72
6.14	Books and Records	73
6.15	Operation of ESOP	73
6.16	Further Assurances	73
6.17	MTA Judgment Bond	73

Section 7 NEGATIVE COVENANTS		73

7.1	Lien Restrictions	74
7.2	Debt	75
7.3	Loans, Advances and Investments	76
7.4	Merger and Sale of Assets	77
7.5	Sale of Receivables	77
7.6	Subsidiary Restrictions	78
7.7	Line of Business	78
7.8	ESOP Changes	78
7.9	Compliance with ERISA	78
7.10	Leverage Ratio	78
7.11	Consolidated Fixed Charge Coverage Ratio	79
7.12	Restricted Payments	79
7.13	Cash-Secured Outside Letter of Credit Usage	79
7.14	Transactions with Affiliates	79

7.15	Hedge Agreements	80

Section 8 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT		80

8.1	Events of Default	80
8.2	Remedies upon Event of Default	82
8.3	Application of Funds	83

Section 9 AGENCY		84

9.1	Appointment and Authority	84
9.2	Rights as a Bank	85
9.3	Exculpatory Provisions	85
9.4	Reliance by Administrative Agent	86
9.5	Delegation of Duties	86
9.6	Resignation of Administrative Agent	87
9.7	Non-Reliance on Administrative Agent and Other Banks	88
9.8	No Other Duties, Etc	88
9.9	Administrative Agent May File Proofs of Claim	88
9.10	Collateral and Guaranty Matters	89

Section 10 MISCELLANEOUS		89

10.1	Cumulative Remedies; No Waiver	89
10.2	Amendments; Consents	90
10.3	Expenses; Indemnity; Damage Waiver	91
10.4	Nature of Banks’ Obligations	93
10.5	Survival of Representations and Warranties	93
10.6	Notices	93
10.7	Execution of Loan Documents	94
10.8	Successors and Assigns	94
10.9	Right of Setoff	99
10.10	Sharing of Payments by Banks	100
10.11	Nonliability of the Banks	101
10.12	No Third Parties Benefited	101
10.13	Confidentiality	101
10.14	Further Assurances	102
10.15	Integration	102

10.16	Failure to Charge Not Subsequent Waiver	102
10.17	Governing Law; Jurisdiction; Etc.	103
10.18	Severability of Provisions	103
10.19	Headings	104
10.20	Time of the Essence	104
10.21	Waiver of Right to Trial by Jury	104
10.22	Purported Oral Amendments	104
10.23	Release of Guarantors	104
10.24	USA PATRIOT Act Notice	105
10.25	Intercreditor Agreement	105
10.26	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	106
10.27	Judgment Currency	106
10.28	No Substitution or Novation	107

EXHIBITS

Form of

A	Compliance Certificate
B	Master Subsidiary Guaranty
C	Note
D	Assignment and Assumption
E	Request for Continuation
F	Request for Conversion
G	Request for Borrowing
H	Request for Release
I	Release
J	Subordination Agreement
K-1 –
K-4	U.S. Tax Compliance Certificates
L	Guaranteed Party Designation Notice

SCHEDULES

1.1(a)	Existing Letters of Credit
1.1(b)	Existing Non-Recourse Investments
1.1(c)	Existing Non-Recourse Debt
1.1(d)	Issuing Bank Commitments
2.1	Commitments and Pro Rata Shares
5.7	Agreements Restricting Debt
5.14	Litigation

v

5.16	Principal Subsidiaries
6.12	Hazardous Materials
7.3	Existing Permitted Investments
10.6	Lending Offices and Notice Addresses

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 15, 2017 is entered into by and among PARSONS CORPORATION, a Delaware corporation (“Borrower”), each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement (collectively, the “Banks” and individually, a “Bank”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as administrative agent for the Banks (in such capacity, the “Administrative Agent”), as the swing line bank (in such capacity, the “Swing Line Bank”) and as co-lead arranger, WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent, THE BANK OF NOVA SCOTIA, JPMORGAN CHASE BANK, N.A. AND U.S. BANK NATIONAL ASSOCIATION, as documentation agents, and WELLS FARGO SECURITIES, LLC, as co-lead arranger, with reference to the following facts:

RECITALS

A. Borrower, certain of the Banks and MUFG Union Bank, N.A. (under its former name “Union Bank, N.A.”), as administrative agent and swing line bank, are parties to the Fourth Amended and Restated Credit Agreement dated as of November 20, 2013, as amended by the First Amendment to Fourth Amended and Restated Credit Agreement dated as of May 9, 2014 (as so amended, the “Existing Credit Agreement”), pursuant to which such Banks provided Borrower with certain revolving loan and letter of credit facilities (collectively, the “Existing Credit Facilities”).

B. The parties hereto wish to enter into this Agreement, which shall amend, restate, replace and supersede (but not constitute a novation of) the Existing Credit Agreement and pursuant to which the Banks shall make available to Borrower the revolving loan and letter of credit facilities provided for herein, the proceeds of which will be used by Borrower in part to repay its obligations under the Existing Credit Facilities and in part for Borrower’s working capital needs and general corporate purposes.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1

DEFINITIONS

1.1 Terms. The following terms used in this Agreement and in any exhibits annexed hereto shall have the following meanings unless the context otherwise requires.

“Acquisition” means, whether through a single transaction or a series of related transactions, (a) the acquisition of (i) a majority of the equity interests in another Person that are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of any such contingency, or (ii) other controlling ownership interests in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such ownership interests at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interests or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interests, or (b) the acquisition of assets of another Person that constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Acquisition Consideration” means the consideration given by Borrower or any of its Subsidiaries for an Acquisition, including the fair market value of any cash, Property, stock or services given, the maximum amount that could reasonably be expected to be paid pursuant to any earnout contracts or agreements, and the amount of any Debt in respect of indebtedness for borrowed money, synthetic leases and Capitalized Lease Obligations assumed or incurred by Borrower or any of its Subsidiaries in connection with such Acquisition.

“Administrative Agent” has the meaning specified in the first paragraph of this Agreement and includes any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.6, or such other address or account as the Administrative Agent hereafter may designate by written notice to Borrower and the Banks.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Alternate Letter of Credit Currency” has the meaning set forth in Section 2.13.

“Agreed Alternate Loan Currency” has the meaning set forth in Section 2.12.

“Agreement” means this Fifth Amended and Restated Credit Agreement, together with all exhibits and schedules hereto.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and the rules and regulations under those Acts.

“Applicable Amount” means the rates per annum (expressed in basis points per annum) set forth below opposite the applicable pricing level:

Pricing Level	Leverage Ratio	Offshore Rate Loans and Financial Letters of Credit	Base Rate Loans	Non-Use Fee
I	> 2.00:1	200.0	100.0	35.0
II	≤ 2.00:1 but > 1.75:1	175.0	75.0	30.0
III	≤ 1.75:1 but > 1.50:1	150.0	50.0	25.0
IV	≤ 1.50:1 but > 1.00:1	125.0	25.0	22.5
V	≤ 1.00:1	112.5	12.5	20.0

The Applicable Amount shall be based on the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(a), and shall be effective from and including the date the Administrative Agent receives such Compliance Certificate to but excluding the date on which the Administrative Agent receives the next Compliance Certificate; provided, however, that if the Administrative Agent does not receive a Compliance Certificate by the date required by Section 6.2(a), the Applicable Amount shall, effective as of such date, be the rates set forth above opposite pricing level I to but excluding the date the Administrative Agent receives such Compliance Certificate. As of the Closing Date, the Applicable Amount shall be the rates set forth above opposite pricing level IV.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or any of the Banks determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Banks or the applicable Issuing Banks, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Bank or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Bank or any Issuing Bank, as the case may be, under Section 2.4(d), 2.4(e) or 2.7(c) or under Section 8. The Borrower’s obligations under this paragraph shall survive until the date that is 90 days after the date on which the Commitments have terminated and all of the other Obligations (other than contingent indemnification obligations) have been paid in full.

“Approved Offshore Currencies” means British pounds sterling, euros, Canadian dollars, Australian dollars and Japanese yen.

“Arrangers” means, collectively, MUFG and Wells Fargo Securities, LLC.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Availability Period” means the period commencing on the Closing Date and ending on the day before the Maturity Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time described in the EU Bail-In Legislation Schedule.

“Bank” means each lender from time to time a party hereto and includes the Swing Line Bank and each Issuing Bank.

“Base Rate” means, for any day, the highest of: (a) the rate of interest in effect for such day as publicly announced from time to time by MUFG in New York, New York as its “reference rate” (the “reference rate” being a rate set by MUFG based upon various factors, including MUFG’s costs and desired return, general economic conditions and other factors, and used as a reference point for pricing some loans, which may be priced at, above or below such announced rate); (b) the rate equal to 1.50% per annum above the Offshore Rate determined by reference to clause (a)(i) of the definition of “Offshore Base Rate” for an Interest Period of one month; and (c) the rate equal to 0.50% per annum above the latest Federal Funds Rate; provided that, if the Base Rate calculated pursuant to the foregoing shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the MUFG reference rate, such Offshore Rate for an Interest Period of one month or the Federal Funds Rate shall take effect at the opening of business on the day such change occurs. Notwithstanding the foregoing, if the Base Rate is being used as an alternate rate of interest pursuant to Section 3.4(b), then the Base Rate shall be determined without reference to clause (b) above.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a borrowing hereunder consisting of Loans of the same type made on the same day and, other than in the case of Base Rate Loans, having the same Interest Period.

“Borrowing Date” means the date that a Loan is made by the Banks, which shall be a Business Day.

“Business Day” means any day other than a day (a) that is a Saturday, Sunday or other day on which commercial banks in Los Angeles or New York City are authorized or required by law to close and (b) if the applicable Business Day relates to Offshore Rate Loans denominated in Dollars, on which dealings are carried on in the London interbank market in Dollars or, with respect to Offshore Currency Loans, on which dealings are carried on in the applicable interbank market in the Approved Offshore Currency or Agreed Alternate Loan Currency of such Offshore Currency Loans.

“Business Units” means the following Subsidiaries constituting the Borrower’s principal business divisions: Parsons Environment & Infrastructure Group Inc. and its Subsidiaries; Parsons Government Services Inc. and its Subsidiaries; Parsons International Limited and its Subsidiaries; Parsons Transportation Group Inc. and its Subsidiaries; and any additional principal business divisions of the Borrower that may be created or acquired from time to time.

“Capitalized Lease Obligation” means any rental obligation which under GAAP is or will be required to be capitalized on the books of Borrower or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

“Capitalized Leases” means all leases which contain Capitalized Lease Obligations.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Banks, as collateral for Letter of Credit Usage, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide treasury or cash-management services, including deposit accounts, overnight drafts, credit cards, debit cards, payment cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, and other cash-management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Bank or an Affiliate of a Bank or (b) at the time it (or its Affiliate) becomes a Bank, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case in such Person’s capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Bank or such Person’s Affiliate ceased to be a Bank).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date all conditions set forth in Section 4.1 are satisfied or waived by the Requisite Banks.

“Code” means the United States Internal Revenue Code of 1986.

“Commercial Letter of Credit” means a commercial Letter of Credit issued for the purpose of providing a payment mechanism in connection with the conduct of Borrower’s or any of its Subsidiaries’ ordinary course of business.

“Commitment” means, for each Bank, the amount set forth as such opposite such Bank’s name on Schedule 2.1. The respective Pro Rata Shares of the Banks are set forth in Schedule 2.1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate in the form of Exhibit A, properly completed and signed by a Responsible Officer of Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, without duplication, all Debt of Borrower and its Subsidiaries on a consolidated basis, excluding (a) inter-company indebtedness between Borrower and a Subsidiary or between any two or more Subsidiaries (provided that any such inter-company indebtedness owed by Borrower or a Principal Subsidiary to a Principal Subsidiary shall be subordinated to the Loans pursuant to a subordination agreement substantially in the form attached hereto as Exhibit J), and (b) any Non-Recourse Debt.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Earnings for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Earnings: (i) Consolidated Interest Expense for such period, (ii) tax expense for federal, state, local and foreign income taxes for such period (net of tax benefit), (iii) depreciation and amortization expense for such period, (iv) other non-recurring non-cash charges, writedowns, expenses, losses or other items reducing such Consolidated Net Earnings for such period, including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, writedown, expense, loss or item to the extent that it represents an accrual or reserve for a cash expenditure for a future period), (v) cost of employee services received in share-based payment transactions (in accordance with FASB ASC 718) that do not represent a cash item in such period or any future period and (vi) Non-Cash ESOP Expenses of the Borrower and its Subsidiaries, excluding, however, items (i) through (vi) above derived from or attributable to Non-Recourse Investments or Non-Recourse Debt, and minus (b) to the extent included in calculating such Consolidated Net Earnings, all non-cash items increasing Consolidated Net Earnings for such period.

“Consolidated Equity” means total assets less total liabilities (including Consolidated Debt) of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, excluding, however, Consolidated Equity attributable to Non-Recourse Investments.

“Consolidated Interest Expense” means, for any period, all interest expense, including all commissions, discounts and related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing for borrowed money indebtedness and the net costs associated with Hedge Agreements in respect of interest rates, amortization of debt expense and original issue discount and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method, of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Lease Expense” means, for any period, (a) lease expense minus (b) lease income from third parties for Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP excluding, however, Consolidated Lease Expense attributable to Non-Recourse Investments.

“Consolidated Net Earnings” means gross revenues less all expenses, including tax expense and other proper charges, of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP; provided that Consolidated Net Earnings shall not include: (a) extraordinary gains or losses; (b) any gains (or losses) in excess of $300,000 in the aggregate over losses (or gains) resulting from the sale, conversion or other disposition of fixed assets; (c) undistributed earnings from investments in entities other than Subsidiaries; (d) gains or losses arising from changes in accounting principles; and (e) any gains or losses resulting from the retirement or extinguishment of Debt, all determined in accordance with GAAP.

“Continuation” and “Continue” each mean, with respect to any Loan other than a Base Rate Loan, the continuation of such Loan as the same type of Loan in the same principal amount and in the same currency, but with a new Interest Period and an interest rate determined as of the first day of such new Interest Period. Continuations must occur on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” and “Convert” each mean, with respect to any Loan, the conversion of one type of Loan in one currency into another type of Loan in the same currency. With respect to Loans other than Base Rate Loans, Conversions must occur on the last day of the Interest Period for such Loan.

“Debt” means, with respect to any Person, without duplication, the sum of (a) indebtedness of such Person for borrowed money, (b) Capitalized Lease Obligations of such Person, (c) indebtedness secured by a Lien on Property owned by such Person (whether or not it has assumed or otherwise become liable for such indebtedness), (d) liabilities of such Person with respect to the deferred purchase price of Property, (e) redemption obligations with respect to mandatorily redeemable preferred stock of such Person (other than preferred stock in existence as of the date hereof), (f) if such Person is a Subsidiary, all preferred stock of such Person, (g) reimbursement obligations of such Person with respect to unreimbursed drawings under letters of credit (other than Financial Letters of Credit), (h) reimbursement obligations of such Person equal to the face amount of all outstanding Financial Letters of Credit, (i) all net obligations and liabilities under Hedge Agreements to the extent due and payable as a result of a termination event or event of default under such Hedge Agreements and (j) guaranties or other contingent obligations of such Person with respect to liabilities of a type described in any of clauses (a) through (i) above.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America and all other liquidation, conservatorship, bankruptcy, assignment (for the benefit of creditors), moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable countries from time to time in effect.

“Default” means any event or circumstance which, with the passing of time, the giving of notice or both, would become an Event of Default.

“Defaulting Bank” means, subject to Section 2.16(b), any Bank that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swing Line Bank or any other Bank any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swing Line Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided, however, that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swing Line Bank and each Bank.

“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the interest rate otherwise applicable plus 2.00% per annum (provided that, with respect to Offshore Rate Loans, the determination of the applicable interest rate is subject to Section 2.2(e) to the extent that Loans may not be converted to, or continued as, Offshore Rate Loans pursuant thereto) and (b) with respect to any other overdue amount (including overdue interest), the interest rate otherwise applicable to Base Rate Loans plus 2.00% per annum.

“Designated Deposit Account” means a deposit account to be maintained by Borrower with any one of the Banks, as from time to time designated by Borrower by written notification to the Administrative Agent.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by the Borrower or any Subsidiary (or the granting of any unconditional option or other unconditional right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a competitor (as defined below) of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Banks not less than 2 Business Days prior to such date; provided that “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time. As used in this definition, “competitor” means any Person engaged in any of the following businesses or activities: engineering, construction, technical or professional services (including design/design-build services and program/construction management services).

“Dollar Equivalent” means the equivalent in Dollars of the applicable currency calculated at the Spot Rate as of (a) the date of any Extension of Credit, (b) the date any Letter of Credit is issued, supplemented, modified, amended, renewed or extended, (c) the last Business day of each month, (d) the date any payment is made with respect to any Obligations denominated in an Approved Offshore Currency, an Agreed Alternate Loan Currency or an Agreed Alternate Letter of Credit Currency, and (e) any date selected from time to time by the Administrative Agent in its sole discretion or at the request of any Bank.

“Dollars” and the sign “$” means dollars in lawful currency of the United States of America.

“DQ List” has the meaning set forth in Section 10.8(f)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein or Norway.

“EEA Resolution Authority” means any Governmental Authority or any other Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary or (iii) a Person of which a Bank is a Subsidiary; or (d) another Bank. For the avoidance of doubt, any Disqualified Institution is subject to Section 10.8(f).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as Borrower within the meaning of Section 414 of the Code, or any trade or business which is under common control with Borrower within the meaning of Section 414 of the Code.

“ESOP” means the Parsons Employee Stock Ownership Plan.

“ESOP Trust” means the Trust established under the ESOP.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal and rounded upward, if necessary, to the next higher 1/100th of 1%) in effect for such day as prescribed by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member of the Federal Reserve System in New York City.

“Event of Default” has the meaning set forth in Section 8.1.

“Excluded Swap Obligation” means, with respect to any Guarantor Subsidiary, any Swap Obligation if and to the extent that all or a portion of the guaranty of such Guarantor Subsidiary of, or the grant by such Guarantor Subsidiary of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.7(b)) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Credit Facilities” has the meaning set forth in the recitals to this Agreement.

“Existing Letters of Credit” means those letters of credit issued under the Existing Credit Agreement and outstanding on the Closing Date, which are identified more particularly on Schedule 1.1(a).

“Extension of Credit” means (a) the Borrowing of any Loans, (b) the Conversion or Continuation of any Loans or (c) the issuance, renewal, increase, continuation, amendment or other credit action with respect to any Letter of Credit, including the Banks acquiring a participation in such Letters of Credit (collectively, the “Extensions of Credit”).

“Extended Commitment” means any Commitment the maturity of which shall have been extended pursuant to Section 2.18.

“Extended Loans” means any Loans made pursuant to the Extended Commitments.

“Extension” has the meaning set forth in Section 2.18(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Borrower, the applicable extending Banks, the Administrative Agent and, to the extent required by Section 2.18, the Issuing Banks and/or the Swing Line Bank implementing an Extension in accordance with Section 2.18.

“Extension Offer” has the meaning set forth in Section 2.18(a).

“Fair Market Value” means, at any time and with respect to any Property, the sale value of such Property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published for any day that is a Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent, and (c) if such rate for such day is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Financial Letter of Credit” means any standby letter of credit covering the potential default of a financial contractual obligation, and includes all letters of credit required to be classified as such by the Federal Reserve Board or by the Office of the Comptroller of the Currency.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Bank, (a) with respect to an Issuing Bank, such Defaulting Bank’s Pro Rata Share of the outstanding Letter of Credit Usage with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Usage as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Bank, such Defaulting Bank’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks.

“FX Trading Office” means the principal foreign exchange trading office of MUFG or such other office of MUFG or any Affiliate thereof as MUFG may designate as such from time to time.

“GAAP” means generally accepted accounting principles in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Good Faith Contest” has the meaning set forth in Section 6.7.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union and the European Central Bank).

“Guaranteed Cash Management Agreement” means, on any date of determination by the Administrative Agent, a Cash Management Agreement between the Borrower or any Subsidiary and a Cash Management Bank, which Cash Management Agreement is not prohibited by the terms hereof and in respect of which the applicable Cash Management Bank (other than MUFG or any Affiliate thereof) has delivered a Guaranteed Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, to the Administrative Agent prior to such date of determination.

“Guaranteed Cash Management Bank” means, in respect of any Guaranteed Cash Management Agreement, a Cash Management Bank party thereto.

“Guaranteed Hedge Agreement” means, on any date of determination by the Administrative Agent, a Hedge Agreement between the Borrower or any Subsidiary and a Hedge Bank, which Hedge Agreement is not prohibited by the terms hereof and in respect of which the applicable Hedge Bank (other than MUFG or any Affiliate thereof) has delivered a Guaranteed Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, to the Administrative Agent prior to such date of determination.

“Guaranteed Hedge Bank” means, in respect of any Guaranteed Hedge Agreement, a Hedge Bank party thereto.

“Guaranteed Obligations” means the following: (a) all Obligations; and (b) all (i) obligations arising under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreement and (ii) costs and expenses incurred in connection with enforcement and collection thereunder, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest, fees and expenses that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding; provided that the Guaranteed Obligations of a Guarantor Subsidiary shall exclude any Excluded Swap Obligations with respect to such Guarantor Subsidiary.

“Guaranteed Party Designation Notice” means a notice from a Bank or an Affiliate of a Bank substantially in the form of Exhibit L.

“Guarantor Subsidiary” means a Subsidiary of Borrower that is a party to the Master Subsidiary Guaranty.

“Guarantor Determination Date” means (a) with respect to any Principal Subsidiary formed or acquired after the date of this Agreement, the date of formation or acquisition of such Principal Subsidiary and (b) with respect to any existing Subsidiary that becomes a Principal Subsidiary, the date thereafter on which the Borrower delivers (or the final date by which the Borrower is required to deliver) financial statements pursuant to Section 6.1(b) that demonstrate (or would demonstrate) that such Subsidiary has become a Principal Subsidiary.

“Hazardous Materials” has the meaning set forth in Section 6.12.

“Hazardous Materials Laws” means any applicable Laws relating to or regulating environmental conditions, protection of the environment, or pollution or contamination of the air, soil, surface water or ground water from any Hazardous Material or any human exposure thereto.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing ), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person in its capacity as a party to a Hedge Agreement that (a) at the time it enters into a Hedge Agreement not prohibited under Section 7.15, is a Bank or an Affiliate of a Bank or (b) at the time it (or its Affiliate) becomes a Bank, is a party to a Hedge Agreement not prohibited under Section 7.15, in each case in such Person’s capacity as a party to such Hedge Agreement (even if such Person ceases to be a Bank or such Person’s Affiliate ceased to be a Bank); provided, in the case of a Hedge Agreement with a Person that is no longer a Bank (or an Affiliate of a Bank), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Hedge Agreement.

“Incremental Bank” has the meaning specified in Section 10.8(f).

“Incremental Commitment” has the meaning specified in Section 10.8(f).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor Subsidiary under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.3(b).

“Intercreditor Agreement” has the meaning specified in Section 10.25.

“Interest Payment Date” means, with respect to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, with respect to Base Rate Loans, each Quarterly Payment Date; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds 90 days or three months (as applicable), the date which falls 90 days or three months, respectively, after the beginning of such Interest Period and after each Interest Payment Date thereafter shall also be an Interest Payment Date.

“Interest Period” means, with respect to any Offshore Rate Loan, the period commencing on the Business Day the Loan is disbursed, Continued or Converted to an Offshore Rate Loan and ending on the date one, three, six or twelve months thereafter (or, in the case of a Base Rate Loan bearing interest under clause (b) of the definition of “Base Rate,” commencing on the Business Day the Loan is disbursed and ending on the date one month thereafter), as selected by Borrower in its Request for Extension of Credit; provided that:

(a) if any Interest Period pertaining to an Offshore Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) No Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of (a) MUFG, Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation and BNP Paribas and (b) any other Bank selected by Borrower to be a Letter of Credit issuer with the consent of such Bank; provided that, if any issuer of one or more Existing Letters of Credit is not a party to this Agreement, such issuer shall be deemed to be an Issuing Bank hereunder, as a third-party beneficiary of this Agreement and the other Loan Documents, with respect to such Existing Letters of Credit.

“Issuing Bank Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit in the aggregate amount and of the type set forth on Schedule 1.1(d), as that schedule may be amended from time to time with the consent of the Borrower and the applicable Issuing Bank; provided that the Issuing Bank Commitment for any Bank selected as an Issuing Bank after the Closing Date shall be the amount agreed to in writing by such Issuing Bank as its Issuing Bank Commitment, as reflected on the amended Schedule 1.1(d).

“Joint Venture” means any joint venture, partnership or other minority-owned entity (other than a Subsidiary) in which Borrower or any of its Subsidiaries or other Affiliates owns an interest.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lending Office” means, with respect to any Bank, the office or offices of the Bank specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office,” as the case may be, opposite its name on Schedule 10.6, or such other office or offices of the Bank as to which it may from time to time notify Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued or outstanding hereunder, and includes each Existing Letter of Credit, which shall be deemed to be outstanding under this Agreement on the Closing Date and thereafter through its expiration date.

“Letter of Credit Application” means a duly completed application for the issuance or amendment of a standby or commercial letter of credit in the form then currently in use at the applicable Issuing Bank.

“Letter of Credit Evergreen Notice Period” has the meaning provided in Section 2.4(b).

“Letter of Credit Usage” means, as at any date of determination, the undrawn face amount of all outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit honored by Issuing Banks and not theretofore reimbursed or converted into Loans.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt to (b) Consolidated EBITDA for the four fiscal quarters ending on such date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional-sale or other title-retention agreement, the interest of a lessor under a lease which, in accordance with GAAP, is classified as a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which, in accordance with GAAP, is not classified as a capital lease.

“Line of Business” means the business of providing architectural, technical, engineering, program management, construction, construction management, project development and related services.

“Loan” means any advance made or to be made by any Bank to Borrower as provided in Section 2, and includes each Swing Line Loan.

“Loan Documents” means this Agreement, the Notes, the Master Subsidiary Guaranty, the Subordination Agreement, all other subordination agreements entered into pursuant hereto, all Intercreditor Agreements, all Requests for Extension of Credit, all Letter of Credit Applications, all Compliance Certificates, all documents, agreements and instruments by which a Subsidiary becomes a Guarantor Subsidiary or by which a Subsidiary’s stock is pledged pursuant to Section 6.10 or otherwise, and all other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries to the Administrative Agent, any Issuing Bank or any Bank in any way relating to or in furtherance of this Agreement (but excluding Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements), in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Loan Parties” means the Borrower and the Guarantor Subsidiaries.

“Master Subsidiary Guaranty” means the Fifth Amended and Restated Master Subsidiary Guaranty, dated as of November 15, 2017, substantially in the form of Exhibit B hereto executed and delivered by the Guarantor Subsidiaries, and any amendments or supplements thereto.

“Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, Property or financial condition of Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of Borrower or any Guarantor Subsidiary to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

“Maturity Date” means (a) November 15, 2022 or (b) the date upon which the Commitments are terminated in accordance with any provision contained in this Agreement.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower or, for purposes of determining Pro Forma Compliance, the most recently completed four fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.1.

“Minimum Amount” means, with respect to each of the following actions, the amount set forth opposite such action (a reference to “Minimum Amount” shall also be deemed a reference to the increments in excess thereof set forth below):

Type of Action	Minimum Amount	Increments in Excess of Minimum Amount
Borrowing of, or Conversion into, Base Rate Loans	$5,000,000	$1,000,000
Prepayment of Base Rate Loans	$1,000,000	$1,000,000
Borrowing of, prepayment of, Continuation of, or Conversion into, Offshore Rate Loans	Lesser of (a) Dollar Equivalent of $5,000,000 and (b) 100,000 units of Approved Offshore Currency or Agreed Alternate Loan Currency	Lesser of (a) Dollar Equivalent of $1,000,000 and (b) 10,000 units of Approved Offshore Currency or Agreed Alternative Loan Currency
Reduction in Commitments	$1,000,000	$250,000
Assignments	$5,000,000	None

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Moody’s” means Moody’s Investor’s Service, Inc.

“MTA Judgment” means the judgment rendered against Borrower in the case entitled Los Angeles County Metropolitan Transportation Authority v. Parsons-Dillingham Metro Rail Construction Manager Joint Venture et al., case number BC150298, in the Superior Court of the State of California, County of Los Angeles.

“MTA Judgment Bond” means the bond in the initial amount of up to $140,906,858.99 issued by Zurich American Insurance Company and Federal Insurance Company on April 8, 2014 at the request of Parsons Corporation, on behalf of Parsons-Dillingham Metro Rail Construction Manager Joint Venture, in favor of the Los Angeles County Metropolitan Transportation Authority with respect to the MTA Judgment.

“MUFG” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., a Japanese banking corporation that is a member of MUFG, a global financial group.

“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“New Bank” has the meaning provided in Section 2.15(c).

“Non-Cash ESOP Expense” means, for any period, the amount of non-cash contributions made to the ESOP by Borrower.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Banks in accordance with the terms of Section 10.2 and (b) has been approved by the Requisite Banks.

“Non-Defaulting Bank” means, at any time, each Bank that is not a Defaulting Bank at such time.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a party to the Master Subsidiary Guaranty.

“Non-Recourse Debt” means either (a) Debt of Borrower and its Subsidiaries existing on the Closing Date and listed on Schedule 1.1(c) or (b) Debt, including non-recourse property Debt, non-recourse project Debt and non-recourse military family housing Debt, of Borrower and its Subsidiaries incurred after the Closing Date with respect to which:

(i) the lender thereof has no direct or indirect recourse to either (A) Borrower or any of its Subsidiaries (other than to any single-purpose Subsidiary whose sole asset is the Property securing such Non-Recourse Debt), whether by means of judicial foreclosure or otherwise, or (B) any Property of Borrower or any of its Subsidiaries other than the Property securing such Non-Recourse Debt; and

(ii) neither Borrower nor any of its Subsidiaries has any obligations of the type described in clause (i) of the definition of Debt, including reimbursement obligations under any letters of credit relating to such Debt;

provided, however, that any such Debt under this clause (b) incurred after the Closing Date shall be reasonably satisfactory to the Arrangers.

“Non-Recourse Investments” means the Property owned directly or indirectly by Borrower and its Subsidiaries as of the Closing Date and listed on Schedule 1.1(b) hereto and any Property acquired by Borrower or any of its Subsidiaries after the Closing Date with Non-Recourse Debt and which secures such Non-Recourse Debt.

“Note” means a promissory note, substantially in the form of Exhibit C, payable to a Bank and evidencing the aggregate indebtedness owing to such Bank.

“Obligations” means all present and future obligations and liabilities, of every type and description, of the Loan Parties arising under or in connection with this Agreement or any other Loan Document, due or to become due to the Administrative Agent, any Bank or any Person entitled to indemnification pursuant to Section 10.3 or any of their respective successors, transferees or assigns, and shall include (a) all liability for payment of principal of and interest on the Loans and under any Notes, (b) all liability to make reimbursements for drawings under Letters of Credit, (c) all liability under the Loan Documents for any fees, expense reimbursements and indemnifications and (d) any and all other debts, obligations and liabilities to the Administrative Agent or any Bank heretofore, now or hereafter incurred or created (and all renewals, extensions, readvances, modifications and rearrangements thereof), under, in connection with, in respect of, or evidenced or created by this Agreement or any or all of the other Loan Documents, whether voluntary or involuntary, however arising, and whether due or not due, absolute or contingent, secured or unsecured, liquidated or unliquidated, determined or undetermined, direct or indirect, and whether any Loan Party may be liable individually or jointly with others.

“Offshore Base Rate” means, for any Interest Period:

(a) (i) in the case of any Offshore Rate Loan denominated in Dollars, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing LIBOR quotations for Dollars as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) in the case of any Offshore Rate Loan denominated in any Approved Offshore Currency or Agreed Alternate Loan Currency (other than any referenced in clause (iii) below), the rate per annum equal to the offered rate for such currency, as published on the applicable Bloomberg screen page (or such other commercially available source providing the applicable rate quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time, on the Rate Determination Date for deposits in the relevant currency with a term equivalent to such Interest Period; or

(iii) in the case of any Offshore Rate Loan denominated in Canadian dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing CDOR quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m., Toronto, Ontario time, on the Rate Determination Date with a term equivalent to such Interest Period; provided that, if any Offshore Base Rate calculated pursuant to the foregoing shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

(b) In the event that any of the rates referenced in the preceding clause (a) is not available (other than as provided in Section 3.4(b)), such rate shall be the rate per annum determined by the Administrative Agent as the rate of interest at which Dollar deposits, or deposits in the applicable Approved Offshore Currency or Agreed Alternate Loan Currency (for delivery on the first day of the applicable Interest Period), in same-day funds in the approximate amount of MUFG’s Loan with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore Dollar market, or applicable Approved Offshore Currency or Agreed Alternate Loan Currency market, at their request on the Rate Determination Date.

“Offshore Currency Loan” means an Offshore Rate Loan denominated in an Approved Offshore Currency or an Agreed Alternate Loan Currency.

“Offshore Currency Overnight Rate” means, for any day, the rate of interest per annum at which overnight deposits in an Approved Offshore Currency, an Agreed Alternate Loan Currency or an Agreed Alternate Letter of Credit Currency, as applicable, in an amount approximately equal to the amount with respect to which such rate is being determined would be offered for such day by MUFG’s “Offshore Lending Office” indicated on Schedule 10.6 to major banks in the London or other applicable offshore interbank market; provided that, if any rate calculated pursuant to the foregoing is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Offshore Rate” means a rate per annum (rounded upward, if necessary, to the next highest 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

Offshore Rate =                 Offshore Base Rate

                         1.00 - Eurodollar Reserve Percentage

provided that, if any Offshore Rate calculated pursuant to the foregoing shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Offshore Rate Loan” means a Loan denominated in Dollars, an Approved Offshore Currency or an Agreed Alternate Loan Currency that bears interest based on the Offshore Rate, other than a Base Rate Loan bearing interest under clause (b) of the definition of “Base Rate”.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction)

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).

“Outside Letter of Credit” means any commercial, performance or financial letter of credit not issued under this Agreement (including an evergreen letter of credit) in respect of which Borrower or any of its Subsidiaries is directly or indirectly liable for drawings thereunder.

“Outside Letter of Credit Usage” means, as at any date of determination, the undrawn face amount of all outstanding Outside Letters of Credit plus the aggregate amount of all drawings under Outside Letters of Credit honored by the issuing bank(s) thereunder and not reimbursed to such issuing bank(s).

“Outstanding Obligations” means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, the sum of (a) the aggregate outstanding principal of all Loans, and (b) all Letter of Credit Usage.

“Participant” has the meaning specified in Section 10.8(d).

“Participant Register” has the meaning specified in Section 10.8(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Performance Letter of Credit” means a standby Letter of Credit used directly or indirectly to cover bid, performance, advance and retention obligations, including Letters of Credit issued in favor of sureties who in connection therewith cover bid, performance and retention obligations.

“Permitted Acquisition” means an Acquisition by Borrower or any Subsidiary of another Person engaged in a line of business substantially the same as the Line of Business (the “target”), which Acquisition has been approved by the board of directors of the target, so long as: (a) no Default or Event of Default exists or would result after giving effect to the completion of such Acquisition; (b) Borrower has demonstrated to the satisfaction of the Administrative Agent that, after giving Pro Forma Effect to such Acquisition, Borrower and its Subsidiaries are in Pro Forma Compliance; and (c) if the total purchase consideration (including earnout payments and other deferred payments but excluding transaction costs and expenses) for such Acquisition is $100,000,000 or higher, the Administrative Agent shall have received audited financial statements of the target that are in form and substance satisfactory to the Administrative Agent.

“Permitted Investments” means, as at any date of determination, investments in cash, cash equivalents and marketable securities to the extent permitted under Borrower’s investment policy in effect from time to time.

“Permitted Private Placement Debt” means Debt issued by the Borrower in one or more private placement transactions so long as:

(a) such Debt is unsecured, except for Liens on the capital stock of foreign Subsidiaries in which the Administrative Agent, for the benefit of the Banks, the Guaranteed Hedge Banks and the Guaranteed Cash Management Banks, also holds a Lien in accordance with the requirements of Section 6.10, so long as such Liens are junior to or pari passu with the Liens of the Administrative Agent and the priority thereof is governed by an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(b) the aggregate principal amount of Debt issued in all such private placement transactions does not exceed $400,000,000 at any time outstanding;

(c) the Administrative Agent and the Banks rank senior to or pari passu with the holders of such Debt with respect to recourse against the Borrower and the Guarantor Subsidiaries;

(d) there is no scheduled amortization of such Debt; and

(e) the maturity date of all such Debt is no earlier than the date that is one year after the date referenced in clause (a) of the definition of “Maturity Date.”

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made or are required to be made, by Borrower or any ERISA Affiliate.

“Principal Subsidiary” means any direct or indirect Subsidiary of Borrower which has contributed more than 10% of the gross consolidated revenues of Borrower and its Subsidiaries, on a Pro Forma Basis, for any of the preceding four fiscal quarters of Borrower; provided that in no event shall Saudi Arabian Parsons Limited be considered a Principal Subsidiary. All Principal Subsidiaries of Borrower as of the Closing Date are listed on Schedule 5.16.

“Pro Forma Basis” and “Pro Forma Effect” each means, for any Disposition of all or substantially all of a division or a line of business or for any Acquisition, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Sections 7.10 and 7.11, that each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(a) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period;

(b) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or Person subject to such Acquisition shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period;

(c) interest accrued during the relevant Measurement Period on, and the principal of, any Debt repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period;

(d) any Debt actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Debt at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period; and

(e) the above pro forma calculations shall be made in good faith by a financial or accounting officer of the Borrower who is a Responsible Officer and may include, for the avoidance of doubt, the amount of synergies and cost savings projected by the Borrower from actions taken or expected to be taken during the 12-month period following the date of such transaction, net of the amount of actual benefits theretofore realized during such period from such actions; provided that (i) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower and the Administrative Agent, (ii) such synergies and cost savings are directly attributable to such transaction, (iii) no amounts shall be added pursuant to this clause (e) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (iv) the aggregate amount of cost savings added pursuant to this clause (e) for any such period shall not exceed 20% of Consolidated EBITDA for such period, calculated without giving effect to any adjustment pursuant to this clause (e).

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default or an Event of Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period, to (a) such transaction and (b) all other transactions that are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“Prohibited Transaction” has the respective meanings assigned to that term in Section 4975 of the Code and in Section 406 of ERISA.

“Property” means all types of real, personal, tangible, intangible or mixed property.

“Pro Rata Share” means, with respect to each Bank, the percentage of the combined Commitments set forth opposite the name of that Bank on Schedule 2.1.

“Quarterly Payment Date” means each June 30, September 30, December 31 and March 31.

“Rate Determination Date” means the date two (2) Business Days prior to the commencement of the applicable Interest Period or such other day as is generally treated as the rate-fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent.

“Real Property” has the meaning specified in Section 6.12.

“Recipient” means (a) the Administrative Agent, (b) any Bank or (c) any Issuing Bank, as applicable.

“Related Entity” means any Subsidiary, Affiliate or Joint Venture of Borrower.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means a written release of a Guarantor Subsidiary, substantially in the form of Exhibit I, duly signed by the Administrative Agent.

“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA as to which the 30 day notice period has not been waived.

“Request for Borrowing” means a written request duly completed and signed by a Responsible Officer of Borrower, substantially in the form of Exhibit G, or a telephonic request followed by such a written request, in each case delivered to the Administrative Agent by Requisite Notice.

“Request for Continuation” means a written request duly completed and signed by a Responsible Officer of Borrower, substantially in the form of Exhibit E, or a telephonic request followed by such a written request, in each case delivered to the Administrative Agent by Requisite Notice.

“Request for Conversion” means a written request duly completed and signed by a Responsible Officer of Borrower, substantially in the form of Exhibit F, or a telephonic request followed by such a written request, in each case delivered to the Administrative Agent by Requisite Notice.

“Request for Extension of Credit” means a Request for Borrowing, Request for Continuation or Request for Conversion.

“Request for Release” means a written request duly completed and signed by a Responsible Officer of Borrower, substantially in the form of Exhibit H, delivered to the Administrative Agent by Requisite Notice.

“Requisite Banks” means, as of any date of determination, (a) if the Commitments are then in effect, three or more Banks having in the aggregate more than 50% of the combined Commitments then in effect and (b) if the Commitments have then been terminated and there are Loans and/or Letter of Credit Usage outstanding, three or more Banks holding Loans and Letter of Credit Usage aggregating more than 50% of the aggregate outstanding principal amount of the Loans and Letter of Credit Usage; provided that the Commitment of, and the portion of the Loans and Letter of Credit Usage held or deemed held by, any Bank that is a Defaulting Bank shall be excluded for purposes of making a determination of Requisite Banks.

“Requisite Notice” means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) except with respect to Letter of Credit actions (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly confirmed by a written notice to such recipient. Such notices shall be (i) delivered or made to such recipient at the address, telephone number or facsimile number set forth on Schedule 10.6 or as otherwise designated by such recipient by Requisite Notice to the Administrative Agent and (ii) if made by Borrower, given or made by a Responsible Officer of Borrower. Any written notice shall be in the form, if any, prescribed in the applicable section herein and may be given by facsimile provided such facsimile is promptly confirmed by a telephone call to such recipient.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action (all times are California time):

Action	Time	Date of Action

Delivery of Request for Extension of Credit for, or notice of:

• Borrowing of, prepayment of, or Conversion into, Base Rate Loans	8:30 a.m.	Same date as such Borrowing, prepayment or Conversion

• Borrowing of, prepayment of, Continuation of, or Conversion into, Dollar-denominated Offshore Rate Loans	10:00 a.m.	3 Business Days prior to such Borrowing, prepayment or Conversion

• Borrowing of, prepayment of, Continuation of, or Conversion into, Offshore Currency Loans	10:00 a.m.	5 Business Days prior to such Borrowing, prepayment or Conversion

• Letter of Credit action	10:00 a.m.	3 Business Days prior to such action

Voluntary reduction in or termination of Commitments	10:00 a.m.	3 Business Days prior to such reduction or termination

Payments by Banks or Borrower to Administrative Agent	11:00 a.m.	On due date

“Responsible Officer” means the President, the Chief Financial Officer, the Treasurer or the Controller of Borrower or any Guarantor Subsidiary, as applicable, or any other officer of Borrower or any Guarantor Subsidiary, as applicable, from time to time so designated thereby in writing to the Administrative Agent.

“Sanctioned Country” means, at any time, a country, territory or region which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“Spot Rate” for a currency means the rate quoted by MUFG as the spot rate for the purchase by MUFG of such currency with another currency through its FX Trading Office at approximately 8:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“SPV” has the meaning specified in Section 7.5.

“Standard and Poor’s” means S&P Global Ratings, a unit of S&P Global Inc.

“Subordination Agreement” means the Amended and Restated Subordination Agreement substantially in the form of Exhibit J.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association, joint venture or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned, or the management of which is controlled directly or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation” means, with respect to any Guarantor Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the revolving line of credit established by the Swing Line Bank in favor of Borrower pursuant to Section 2.3.

“Swing Line Bank” means MUFG, or any successor swing line bank hereunder.

“Swing Line Commitment” means $20,000,000.

“Swing Line Loan” means a loan denominated in Dollars which bears interest at a rate per annum equal to the interest rate payable on a Base Rate Loan (plus the Applicable Amount) and made by the Swing Line Bank to Borrower under the Swing Line.

“Swing Line Outstandings” means, as of any date of determination, the aggregate principal amount of Swing Line Loans then outstanding.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees and other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Trade Date” has the meaning specified in Section 10.8(f).

“type” of Loan means a Base Rate Loan, an Offshore Rate Loan or a Swing Line Loan.

“U.S. Borrower” means the Borrower if and so long as it is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibit K-1, K-2, K-3 or K-4, as applicable.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned Subsidiary” means any Subsidiary all of the stock of every class of which (other than directors’ qualifying shares) is, at the time as of which any determination is being made, owned by Borrower either directly or through one or more Wholly-Owned Subsidiaries.

“Withholding Agent” means the Borrower, any Guarantor Subsidiary or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referred to in Section 6.1(b), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Banks shall so request, the Administrative Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements referred to in Section 6.1(b) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Pro Forma Treatment. Each Disposition of all or substantially all of a line of business, and each Acquisition, by the Borrower and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Sections 7.10 and 7.11 and for purposes of determining the Applicable Amount, be given Pro Forma Effect as of the first day of such Measurement Period.

1.3 Dollar Equivalent Amounts. Any provision in this Agreement setting forth an amount in Dollars shall be deemed to refer to and include the Dollar Equivalent (on the date of determination pursuant to the definition thereof) of any component of such amount that is denominated in a currency other than Dollars. The Administrative Agent shall determine the Dollar Equivalent of Obligations from time to time in accordance with the definition of “Dollar Equivalent.”

1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented, replaced or otherwise modified from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

SECTION 2

COMMITMENTS; INTEREST, FEES, PAYMENT PROCEDURES

2.1 The Loans.

(a) Subject to the terms and conditions set forth in this Agreement, each Bank severally agrees to make, Convert and Continue Loans in Dollars, in Approved Offshore Currencies or in Agreed Alternate Loan Currencies during the Availability Period as Borrower may request; provided, however, that at no time shall (i) the aggregate Dollar Equivalent of the Outstanding Obligations of each Bank exceed such Bank’s Commitment or (ii) the aggregate Dollar Equivalent of the Outstanding Obligations of all the Banks exceed the combined Commitments. Subject to the foregoing and the other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein without premium or penalty.

(b) Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. Upon the request of any Bank made through the Administrative Agent, such Bank’s Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank may attach schedules to its Note(s) and endorse thereon the date, currency, amount and maturity of its Loans and payments with respect thereto. Such loan accounts, records or Notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

(c) The combined Commitments as of the Closing Date total $550,000,000.

2.2 Borrowings, Conversions and Continuations of Loans.

(a) Borrower may irrevocably request a Borrowing, Conversion or Continuation of Loans in a Minimum Amount therefor by delivering a Request for Borrowing, a Request for Conversion or a Request for Continuation, respectively, therefor by Requisite Notice to the Administrative Agent not later than the Requisite Time therefor. All Borrowings, Conversions and Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the preceding sentence.

(b) Promptly following receipt of a Request for Borrowing, the Administrative Agent shall notify each Bank of its Pro Rata Share thereof by Requisite Notice. If any Bank promptly notifies the Administrative Agent, in accordance with paragraph (h) below, that it is unable, in its sole discretion, to fund an Offshore Currency Loan in the requested currency, such Request for Borrowing shall be deemed withdrawn as to all Banks. In the case of a Borrowing of Loans, each Bank shall make the funds for its Loan available to the Administrative Agent in the currency of such Loan at the Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified in such Request for Borrowing. Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Loan that such Bank will not make available to the Administrative Agent the amount of such Bank’s ratable portion of such Loan, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of such Loan in accordance with this Section 2.2(b), and the Administrative Agent may in reliance upon such assumption make a corresponding amount available to Borrower on such date. Upon satisfaction or waiver of the applicable conditions set forth in Section 4, all funds so received shall be made available to Borrower in like funds received.

(c) The Administrative Agent shall promptly notify Borrower and the Banks of the Offshore Rate applicable to any Offshore Rate Loan and, if an Offshore Currency Loan, the Dollar Equivalent thereof, all upon determination thereof.

(d) Unless the Administrative Agent otherwise consents, Offshore Rate Loans with no more than ten different Interest Periods shall be outstanding at any one time.

(e) If the Borrower fails to deliver a timely and complete Request for Continuation or Request for Conversion with respect to a Borrowing of Offshore Rate Loans prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected that such Borrowing shall automatically be converted to Base Rate Loans at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Requisite Banks, so notifies the Borrower, then, so long as such Event of Default is continuing, (i) no outstanding Loans may be converted to or continued as Offshore Rate Loans, and (ii) unless repaid, each Borrowing of Offshore Rate Loans shall automatically be converted to Base Rate Loans at the end of the Interest Period therefor.

(f) If a Loan is to be made on the same date that another Loan is due and payable, the Banks shall make available to the Administrative Agent the full amount of the Loan to be made on that date and Borrower shall make available to the Administrative Agent the full amount of the Loan to be repaid on such date, it being the agreement of the parties not to effect any netting of the amount to be loaned against the amount to be paid on such date.

(g) The failure of any Bank to make any Loan on any date shall not relieve any other Bank of any obligation to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to so make its Loan.

(h) In the case of a proposed Borrowing of an Offshore Currency Loan, no Bank shall be under any obligation to make such Offshore Currency Loan if such Bank has determined that it cannot provide a Loan in the requested Approved Offshore Currency or Agreed Alternate Loan Currency, in which event the Bank will notify the Administrative Agent no later than 9:00 a.m. on the third Business Day prior to the requested date of such Borrowing. The Administrative Agent shall promptly notify Borrower of such notification, and such Request for Borrowing shall be deemed withdrawn.

2.3 The Swing Line.

(a) Subject to the terms and conditions set forth in this Agreement, the Swing Line Bank shall from time to time during the Availability Period make Swing Line Loans denominated in Dollars to Borrower in such amounts as Borrower may request; provided, however, that (i) after giving effect to any Swing Line Loan, the aggregate Swing Line Outstandings shall not exceed the Swing Line Commitment and the Borrower shall be in compliance with Sections 2.1(a) and 2.4(a), (ii) after giving effect to such Swing Line Loan, the aggregate Swing Line Outstandings plus the aggregate Dollar Equivalent principal amount of all other Outstanding Obligations shall not exceed the combined Commitments, and (iii) the Swing Line Bank shall not have given at least 24 hours prior notice to Borrower that availability under the Swing Line is suspended or terminated. Borrower may borrow, repay and reborrow under this Section. Unless notified to the contrary by the Swing Line Bank, Borrowings under the Swing Line may be made only in amounts which are integral multiples of $100,000 upon Requisite Notice made to the Swing Line Bank not later than 2:00 p.m. Each such request for a Swing Line Loan shall constitute a representation and warranty by Borrower that the conditions set forth in Sections 4.2(a) and (b) are satisfied. Promptly after receipt of such request, the Swing Line Bank shall obtain telephonic verification from the Administrative Agent that there is availability for such Swing Line Loan under the Commitments. Unless notified to the contrary by the Swing Line Bank, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000. If Borrower instructs the Swing Line Bank to debit its Designated Deposit Account at the Swing Line Bank in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Bank otherwise receives repayment, after 2:00 p.m., such payment shall be deemed received on the next Business Day. The Swing Line Bank shall promptly notify the Administrative Agent of the Swing Loan Outstandings each time there is a change therein.

(b) Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the rate of interest payable on Base Rate Loans (plus the Applicable Amount) payable on such dates, not more frequent than monthly, as may be specified by the Swing Line Bank and in any event on the Maturity Date. Interest on Swing Line Loans shall be payable upon demand of the Swing Line Bank, and the Swing Line Bank shall be responsible for invoicing Borrower for such interest. Until a Bank has paid the Swing Line Bank the purchase price for its participation in any Swing Line Loan pursuant to Section 2.3(d), such Bank shall not be entitled to receive its share of interest on such Swing Line Loan, and such interest shall be solely for the account of the Swing Line Bank.

(c) Each Swing Line Loan shall be payable on the earliest of (i) the fifth Business Day after it is made, (ii) the Maturity Date and (iii) demand made by the Swing Line Bank.

(d) Upon the making of a Swing Line Loan, each Bank shall be deemed to have purchased from the Swing Line Bank a participation therein in an amount equal to that Bank’s Pro Rata Share times the amount of the Swing Line Loan. Upon demand made by the Swing Line Bank, each Bank shall, according to its Pro Rata Share, promptly provide to the Swing Line Bank its purchase price therefor in an amount equal to its participation therein. The obligation of each Bank to so provide its purchase price to the Swing Line Bank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.

2.4 Letters of Credit.

(a) Subject to the terms and conditions hereof, at any time and from time to time during the Availability Period, each Issuing Bank shall issue, supplement, modify, amend, renew or extend Letters of Credit in Dollars, in Approved Offshore Currencies or in Agreed Alternate Letter of Credit Currencies under the Commitments as Borrower may request; provided, however, that:

(i) No Commercial Letter of Credit or Financial Letter of Credit shall have a tenor of longer than one year or expire after the Maturity Date;

(ii) No Performance Letter of Credit shall have a tenor of longer than five years or expire more than one year after the Maturity Date; provided, however, that the Borrower shall Cash Collateralize in the Minimum Collateral Amount each Performance Letter of Credit that remains outstanding after the Maturity Date, in a manner and pursuant to documentation in form and substance satisfactory to the Issuing Bank of such Performance Letter of Credit;

(iii) the aggregate Dollar Equivalent of the Outstanding Obligations of each Bank shall not exceed such Bank’s Commitment, and the aggregate Dollar Equivalent of the Outstanding Obligations of all the Banks shall not exceed the combined Commitments at any time;

(iv) the aggregate Dollar Equivalent of the Letter of Credit Usage relating to Commercial Letters of Credit and Financial Letters of Credit shall not exceed $100,000,000 at any time;

(v) the aggregate Dollar Equivalent of the Letter of Credit Usage relating to Performance Letters of Credit shall not exceed the combined Commitments at any time; and

(vi) the aggregate Dollar Equivalent of the Letter of Credit Usage relating to Commercial Letters of Credit, Financial Letters of Credit and Performance Letters of Credit issued by each Issuing Bank shall not exceed such Issuing Bank’s Issuing Bank Commitment with respect to Commercial Letters of Credit, Financial Letters of Credit and Performance Letters of Credit, respectively, at any time; and

(vii) no Issuing Bank shall be obligated to issue any Letter of Credit contrary to the terms and conditions of the letter agreement entered into by that Issuing Bank with the Borrower separately from this Agreement.

Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Bank issuing the same. If any Letter of Credit Usage with respect to Letters of Credit issued by any Issuing Bank remains outstanding after the Maturity Date, Borrower shall, not later than the Maturity Date, deposit an amount of cash equal to such Letter of Credit Usage with such Issuing Bank, to be held in an interest-bearing cash secured account. If, notwithstanding Borrower’s provision of such cash security, such Issuing Bank shall have any liability with respect to any such Letter of Credit Usage after the Maturity Date, each Bank agrees that it will, upon the written request of such Issuing Bank, forward to such Issuing Bank an amount (the “risk participation amount”) equal to such Bank’s Pro Rata Share of such liability, based on its participation in such Letter of Credit Usage as of the Maturity Date in accordance with Section 2.4(c). Each such risk participation amount shall bear interest as if it were a Base Rate Loan hereunder and shall be payable in full within two (2) Business Days of the applicable Issuing Bank’s demand therefor. The covenants in this paragraph shall survive the termination of this Agreement, the expiration of the Letters of Credit, and the payment of the Notes and all other amounts payable hereunder.

(b) Borrower may irrevocably request the issuance, supplement, modification, amendment, renewal, or extension of a Letter of Credit by delivering a Letter of Credit Application therefor to the applicable Issuing Bank, with a copy to the Administrative Agent, by Requisite Notice not later than the Requisite Time therefor. Each Letter of Credit Application may be delivered by telecopier, shall be signed by a Responsible Officer of the Borrower, shall be irrevocable and shall be effective upon receipt by the applicable Issuing Bank. The Administrative Agent shall promptly notify the applicable Issuing Bank whether such Letter of Credit Application, and the action requested pursuant thereto, conforms to the requirements of this Agreement. Upon the issuance, supplement, modification, amendment, renewal or extension of a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Banks, of such action and the amount and terms thereof. Letters of Credit may have automatic extension or renewal provisions (“evergreen” Letters of Credit) so long as the applicable Issuing Bank has the right to terminate such evergreen Letters of Credit no less frequently than annually within a notice period (the

“Letter of Credit Evergreen Notice Period”) to be agreed upon at the time each such Letter of Credit is issued. This Agreement shall control in the event of any conflict with any Letter of Credit Application. If a Letter of Credit is requested to be denominated in an Approved Offshore Currency or an Agreed Alternate Letter of Credit Currency, the Issuing Bank shall promptly notify the Administrative Agent thereof, and the Administrative Agent shall promptly notify each Bank thereof. If any Bank or the Administrative Agent cannot reimburse or provide funds to the applicable Issuing Bank pursuant to subsection (c) below or fund any Base Rate Loan pursuant to subsection (e) below in the Approved Offshore Currency or Agreed Alternate Letter of Credit Currency of such Letter of Credit, then such Bank or the Administrative Agent, as the case may be, shall make such payment in the Dollar Equivalent thereof on the date such payment is required to be made.

(c) Upon the issuance of a Letter of Credit, each Bank shall be deemed to have purchased a pro rata participation in such Letter of Credit, as from time to time supplemented, amended, renewed or extended, from the applicable Issuing Bank in an amount equal to that Bank’s Pro Rata Share. Without limiting the scope and nature of each Bank’s participation in any Letter of Credit, to the extent that the applicable Issuing Bank has not been reimbursed by Borrower for any payment made by such Issuing Bank under such Letter of Credit, each Bank shall, pro rata according to its Pro Rata Share, reimburse such Issuing Bank through the Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Bank to so reimburse such Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse such Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as hereinafter provided. If any Bank fails on a timely basis to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.4(c), such Issuing Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to be made to the date on which such payment is made immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Rate or, in the case of a Letter of Credit issued in an Approved Offshore Currency or an Agreed Alternate Letter of Credit Currency, the Offshore Currency Overnight Rate. A certificate of the applicable Issuing Bank submitted to Borrower or any Bank (through the Administrative Agent) with respect to any amounts owing under this Section 2.4(c) shall be conclusive absent demonstrable error.

(d) Borrower agrees to pay to each Issuing Bank through the Administrative Agent an amount equal to any payment made by such Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank, on the same day that demand therefor is made by such Issuing Bank, together with interest at the applicable Default Rate on such amount from the date of any payment made by such Issuing Bank. The principal amount of any such payment shall be used to reimburse such Issuing Bank for the payment made by it under such Letter of Credit. Each Bank that has reimbursed such Issuing Bank for such Bank’s Pro Rata Share of any payment made by such Issuing Bank under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of such Issuing Bank against Borrower under this Section and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim.

(e) If Borrower fails to make the payment required by subsection (d) above within the time period therein set forth, the applicable Issuing Bank shall notify the Administrative Agent of such fact and the amount of such unreimbursed drawing. The Administrative Agent shall promptly notify each Bank of its Pro Rata Share of such amount by Requisite Notice. Each Bank shall make funds in an amount equal its Pro Rata Share of such amount available to the Administrative Agent at the Administrative Agent’s Office not later than the Requisite Time on the Business Day specified by the Administrative Agent. Such funds shall be paid to the applicable Issuing Bank to reimburse it for the payment made by it under the applicable Letter of Credit. If the conditions precedent set forth in Section 4 could be satisfied (except for the giving of a Request for Borrowing) on the date such funds are made available by the Banks, such funds shall be deemed a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) requested by Borrower. If the conditions precedent set forth in Section 4 could not be satisfied on the date such funds are made available by the Banks, such funds shall be deemed a funding of each Bank’s participation in such Letter of Credit, and such funds shall be payable by Borrower upon demand and shall bear interest at the applicable Default Rate.

(f) Once an evergreen Letter of Credit is issued, Borrower shall not be required to annually request that the applicable Issuing Bank permit the renewal thereof. Borrower, the Agent and the Banks authorize (but may not require) such Issuing Bank to, in its sole discretion, permit the renewal of such evergreen Letter of Credit if such Letter of Credit could be issued in the first instance. Without the consent of the Requisite Banks (or all Banks, as appropriate), an Issuing Bank shall not permit an evergreen Letter of Credit to be renewed at a time when (and only to the extent it has actual knowledge that) the conditions precedent set forth in Section 4.2 with respect to the issuance of a new Letter of Credit could not be satisfied.

(g) The obligation of Borrower to pay to each Issuing Bank the amount of any payment made by such Issuing Bank under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of, or any consent to departure from, such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrower;

(iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against such Issuing Bank, the Administrative Agent or any Bank, any beneficiary of such Letter of Credit (or any Persons for whom any such beneficiary may be acting) or any other Person, whether in connection with such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of such Letter of Credit;

(v) payment by such Issuing Bank in good faith under such Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of such Letter of Credit;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with such Letter of Credit or for any difference between any such Property and the character, quality, quantity, condition or value of such Property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with such Letter of Credit or the existence, nature or extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with such Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any Property relating to such Letter of Credit;

(x) any error in the transmission of any message relating to such Letter of Credit not caused by such Issuing Bank, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of such Issuing Bank in connection with such Letter of Credit;

(xii) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of such Issuing Bank;

(xiii) so long as such Issuing Bank in good faith determines that any applicable contract or document appears to comply with the terms of such Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to such Issuing Bank in connection with such Letter of Credit; and

(xiv) where such Issuing Bank has acted in good faith and observed general banking usage, any other circumstances whatsoever.

In addition, Borrower will promptly examine a copy of each Letter of Credit and any amendments thereto delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately so notify the applicable Issuing Bank in writing. Borrower shall be conclusively deemed to have waived any such claim against such Issuing Bank and its correspondents unless such notice is given as aforesaid.

(h) To the extent not inconsistent with applicable Laws, each Letter of Credit shall also be governed by the most recent version of the Uniform Customs and Practice for Documentary Credits, as published by the International Chamber of Commerce, in effect when such Letter of Credit was issued.

(i) With respect to each outstanding Letter of Credit, Borrower shall pay to the Administrative Agent, for the account of each of the Banks in accordance with its Pro Rata Share, a fee equal to the following percent of the daily maximum amount available to be drawn under such Letter of Credit, calculated in accordance with the following table:

Type of Letter of Credit	Fee (payable in arrears)

Performance Letters of Credit	66-2/3% of Applicable Amount for Offshore Rate Loans on face amount

Commercial Letters of Credit	In accordance with the Issuing Bank’s published schedule of fees for international services, as from time to time in effect

Financial Letters of Credit	Applicable Amount for Offshore Rate Loans on face amount

Letter of Credit fees under this Section 2.4(i) shall accrue from the issuance of each Letter of Credit until its expiration or termination (including, in the case of any Performance Letter of Credit which remains outstanding after the Maturity Date, until its expiration or termination after the Maturity Date) and shall be payable quarterly in arrears on each Quarterly Payment Date and on such termination or expiration date. Such fees shall be calculated quarterly in arrears; if there is any change in the Applicable Amount during any quarter, the daily undrawn face amount shall be computed and multiplied by the Applicable Amount separately for each period that such Applicable Amount was in effect during such quarter. All such fees are nonrefundable.

(j) Borrower shall pay to each Issuing Bank, for the sole account of such Issuing Bank, a fronting fee in an amount equal to 1/8 of 1% per annum on the daily face amount of all Letters of Credit issued by such Issuing Bank, payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date. In addition, Borrower shall pay directly to each Issuing Bank, for the sole account of such Issuing Bank, the customary issuance, presentation, amendment, documentary and processing fees, and other standard costs and charges, of such Issuing Bank in accordance with its schedule of fees and charges relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges shall be due and payable on demand and shall be nonrefundable.

(k) The Issuing Banks shall not be under any obligation to issue or amend any Letter of Credit if (i) the issuance or amendment of such Letter of Credit would violate one or more policies of the applicable Issuing Bank or any limitations on the amount of Letters of Credit such Issuing Bank may issue hereunder as separately agreed between the Issuing Bank and Borrower or (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing or amending such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular.

(l) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of Borrower on behalf of, a Subsidiary or any other Related Entity, Borrower shall be unconditionally obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit relating thereto. Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the applicable Issuing Bank may reasonably request in order to effect fully the purposes of this Section 2.4.

(m) Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report the following in writing to the Administrative Agent: (i) within one Business Day after the occurrence thereof, periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements; (ii) at least one Business Day before any day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension and the stated amount of each Letter of Credit issued by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed); (iii) on each Business Day on which such Issuing Bank makes any payment on a Letter of Credit issued by it, the date and amount of such payment; (iv) on each Business Day on which the Borrower fails to reimburse a payment on a Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment; and (v) within one Business Day of request by the Administration Agent, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n) Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Banks of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to this Section 2.4 or otherwise. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(o) Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Banks and the Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation but shall not be required to issue additional Letters of Credit or to extend, reinstate, renew or increase any existing Letter of Credit.

2.5 Prepayments.

(a) Upon Requisite Notice to the Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans in the Minimum Amount therefor in the currency of such Loans. The Administrative Agent will promptly notify each Bank thereof and of such Bank’s Pro Rata Share of such prepayment.

(b) If for any reason the Outstanding Obligations exceed the combined Commitments (including by reason of the Administrative Agent from time to time determining the Dollar Equivalent of Outstanding Obligations in accordance with Section 1.3) as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately (i) first, prepay Loans and (ii) second, if the prepayment of Loans is insufficient to eliminate such excess, Cash Collateralize Letter of Credit Usage in an amount sufficient to eliminate such excess.

(c) Any prepayment of a Loan other than a Base Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.5.

(d) Each payment or prepayment of outstanding Loans must be made ratably among all Banks.

2.6 Voluntary Reduction or Termination of Commitments.

(a) Upon Requisite Notice to the Administrative Agent not later than the Requisite Time therefor, Borrower shall have the right, at any time and from time to time, without penalty or charge, to permanently and irrevocably reduce the combined Commitments in a Minimum Amount therefor, or terminate the then unused portion of the combined Commitments.

(b) The Administrative Agent shall promptly notify the Banks of any reduction or the termination of the Commitments under this Section. Any voluntary reduction or termination of the combined Commitments shall be accompanied by payment of all accrued and unpaid non-use fees with respect to the portion of the combined Commitments being reduced or terminated. Each Bank’s Commitment shall be reduced by an amount equal to such Bank’s Pro Rata Share times the amount of such reduction.

2.7 Principal and Interest.

(a) If not sooner paid, Borrower shall pay, and promises to pay, the outstanding principal amount of each Loan in the currency of such Loan on the Maturity Date.

(b) Subject to subsection (c) below, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law) in the currency of such Loan from the date borrowed until paid in full (whether by acceleration or otherwise) on each Interest Payment Date for each type of Loan at a rate per annum equal to the applicable interest rate determined in accordance with the definition of such type of Loan, plus the Applicable Amount.

(c) Upon the occurrence and during the continuance of an Event of Default, all Loans and other amounts outstanding hereunder shall bear interest at a fluctuating interest rate per annum at all times equal to the applicable Default Rate. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws and payable upon demand.

2.8 Fees.

(a) Non-Use Fee. Borrower shall pay to the Administrative Agent, for the ratable accounts of the Banks pro rata according to their Pro Rata Share, a non-use fee equal to the Applicable Amount times the actual daily amount by which the combined Commitments exceed the sum of (i) the outstanding amount of the Loans (but excluding outstanding Swing Line Loans) and (ii) the Letter of Credit Usage. The non-use fee shall accrue from the Closing Date until the Maturity Date and shall be payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date. The non-use fee shall be calculated quarterly in arrears; if there is any change in the Applicable Amount during any quarter, the daily amount shall be computed and multiplied by the Applicable Amount separately for each period that such Applicable Amount was in effect during such quarter.

(b) Administrative Agency Fee. Borrower shall pay to the Administrative Agent an administrative agency fee in such amounts and at such times as heretofore agreed upon by letter agreement between Borrower and the Administrative Agent. The administrative agency fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The administrative agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

(c) Arrangement and Upfront Fees. Borrower shall pay to the Administrative Agent on the Closing Date (i) such arrangement fees, for the respective accounts of the Arrangers, and (ii) such upfront fees, for the respective accounts of the Banks, as heretofore have been agreed upon by letter agreement between Borrower and the Arrangers. Such arrangement and upfront fees are fully-earned on the Closing Date and are nonrefundable.

2.9 Computation of Interest and Fees. Computation of interest on Base Rate Loans (other than Base Rate Loans bearing interest under clause (b) of the definition of “Base Rate”) and Offshore Rate Loans denominated in British pounds sterling, Canadian dollars and Australian dollars shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on all other types of Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the Banks than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder, and any amount paid as interest hereunder which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

2.10 Manner and Treatment of Payments among the Banks, Borrower and the Administrative Agent.

(a) Unless otherwise provided herein, all payments by Borrower or any Bank hereunder shall be made to the Administrative Agent at the Administrative Agent’s Office not later than the Requisite Time for such type of payment without condition and without deduction for any counterclaim, defense, recoupment or setoff. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. Unless otherwise provided herein, all payments shall be made in immediately available funds in lawful money of the United States of America.

(b) Upon satisfaction of any applicable terms and conditions set forth herein, the Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to Borrower, by crediting the Designated Deposit Account, and (ii) if payable to any Bank, by wire transfer to such Bank at the address specified in Schedule 10.6. The Administrative Agent’s determination, or any Bank’s determination not contradictory thereto, of any amount payable hereunder shall be conclusive in the absence of manifest error.

(c) Subject to the definition of “Interest Period,” if any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day.

(d) Unless the Administrative Agent shall have received notice from a Bank, in the case of Base Rate Loans prior to 10:00 a.m. on the proposed date of Borrowing, and otherwise prior to the proposed date of Borrowing, that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Bank and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of (A) a payment to be made by such Bank in Dollars, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) a payment to be made by such Bank in an Approved Offshore Currency, an Agreed Alternate Loan Currency or an Agreed Alternate Letter of Credit Currency, the greater of the Offshore Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Bank pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Bank pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Bank’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim that the Borrower may have against a Bank that has failed to make such payment to the Administrative Agent.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Banks or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Banks or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Bank or Issuing Bank in Dollars, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by such Bank or Issuing Bank in an Approved Offshore Currency, an Agreed Alternate Loan Currency or an Agreed Alternate Letter of Credit Currency, the greater of the Offshore Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.11 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Agreed Alternative Loan Currencies. Borrower shall be entitled to request that Loans hereunder be made in any other lawful currency constituting a currency (other than Dollars) that, in addition to the currencies specified in the definition of “Approved Offshore Currencies” and in the opinion of the Requisite Banks, is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternate Loan Currency”). Prior to requesting any Loan in any such Agreed Alternate Loan Currency, Borrower shall request the Administrative Agent in writing to designate an Agreed Alternate Loan Currency, such request to be received by the Administrative Agent not later than 10:00 a.m. at least six Business Days in advance of the date of the first Borrowing of such currency. The Administrative Agent shall promptly notify the Banks of such request. The Banks may grant or accept such request in their sole discretion, and Borrower understands that there is no commitment by or understanding with the Banks with respect to approving any Agreed Alternate Loan Currency. The Administrative Agent will promptly notify Borrower and the Banks of the acceptance or rejection of any such request.

2.13 Agreed Alternate Letter of Credit Currencies. Borrower shall be entitled to request that an Issuing Bank issue a Letter of Credit denominated in a foreign currency other than the currencies specified in the definition of “Approved Offshore Currencies” that, in the opinion of such Issuing Bank, is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternate Letter of Credit Currency”). An Issuing Bank may grant or accept such a request in its sole discretion, and Borrower understands that there is no commitment by or understanding with any Issuing Bank with respect to approving any Agreed Alternate Letter of Credit Currency. The applicable Issuing Bank will promptly notify Borrower and the Banks of the acceptance or rejection of any such request. If any Issuing Bank is not reimbursed by Borrower for any payment made or required to be made by such Issuing Bank under a Letter of Credit denominated in an Agreed Alternate Letter of Credit Currency, the Banks shall pay to such Issuing Bank their respective Pro Rata Shares of such payment in such Agreed Alternate Letter of Credit Currency, provided that if any Bank is unable to make such payment in such Agreed Alternate Letter of Credit Currency, such Bank shall pay such Issuing Bank the Dollar Equivalent of such payment.

2.14 Guaranty. All Obligations of Borrower under this Agreement and the other Loan Documents, and all obligations of Borrower and its Subsidiaries under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements, shall be guaranteed by the Guarantor Subsidiaries pursuant to the Master Subsidiary Guaranty.

2.15 Increases to the Commitments.

(a) Provided that no Default or Event of Default has occurred and is continuing, Borrower may request in writing that the then effective Commitments be increased to an aggregate amount which does not result in the Commitments being greater than $700,000,000. Any such request shall (i) be submitted by Borrower to the Banks through the Administrative Agent not less than thirty days prior to the proposed increase, (ii) specify the proposed effective date and amount of such increase (which shall be no less than $25,000,000), and (iii) be accompanied by a certificate signed by an officer of Borrower stating that no Default or Event of Default has occurred and is continuing as of the date of the request or will result from the requested increase. Any such increase in the Commitments shall not increase the Swing Line Commitment or any other sublimit under this Agreement.

(b) Each Bank may accept or reject a request for an increase in the amount of its Commitment in its sole and absolute discretion and, absent an affirmative written response within thirty (30) days after receipt of such request, shall be deemed to have rejected the request. The rejection of such a request by any number of Banks shall not affect Borrower’s right to increase the Commitments pursuant to this Section 2.15. In responding to a request hereunder, each Bank which is willing to increase its Commitment shall specify the amount of the proposed increase which it is willing to assume. Each accepting Bank shall be entitled to participate ratably (based on its Pro Rata Share of the Commitments before such increase) in any resulting increase in the Commitments, subject to the right of the Administrative Agent to adjust allocations of the increased Commitments so as to result in the amounts of the Pro Rata Shares of the Banks being in integral multiples of $100,000 (it being understood that each accepting Bank shall have the option of agreeing or not agreeing to an allocation at a level that is higher than its Pro Rata Share before such increase).

(c) If the aggregate principal amount offered to be assumed by the accepting Banks is less than the amount requested, Borrower may (i) reject the proposed increase in its entirety, (ii) accept the offered amounts or (iii) designate new lenders which qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent as additional Banks hereunder in accordance with Section 2.15(e) (each a “New Bank”), which New Banks may assume at a minimum Commitment level of $5,000,000 the amount of the increase in the Commitments that has not been assumed by the accepting Banks.

(d) After completion of the foregoing, the Administrative Agent shall give written notification to the Banks and any New Banks of the increases to the Commitments, which shall thereupon become effective upon compliance with the conditions precedent set forth in paragraph (f) below.

(e) Each New Bank shall become an additional party hereto as a Bank concurrently with the effectiveness of the proposed increase in the Commitments upon its execution of an instrument of joinder to this Agreement which is in form and substance reasonably acceptable to the Administrative Agent and which, in any event, contains the representations, warranties, indemnities and other protections afforded to the Administrative Agent and the other Banks that would be granted or made by an assignee by means of the execution of a Assignment and Assumption. Upon becoming a party hereto, a New Bank shall have all rights and obligations of a Bank under this Agreement.

(f) Subject to the foregoing, any increase to the Commitments requested under this Section 2.15 shall be effective as of the date proposed by Borrower and shall be in the principal amount equal to (i) the aggregate amount which consenting Banks are allocated as increases to the amounts of their Commitments plus (ii) the aggregate amount allocated to any New Banks. Upon the effectiveness of any such increase, the Pro Rata Share of each Bank will be adjusted to give effect to the increase in the Commitments. As conditions to the effectiveness of any such increase to the Commitments, Borrower shall:

(i) issue replacement Notes to each affected Bank and new Notes to each New Bank, in each case if requested thereby;

(ii) execute and deliver, and cause the Guarantor Subsidiaries to execute and deliver, to the Administrative Agent such amendments to and reaffirmations of the Loan Documents as the Administrative Agent may reasonably request relating to such increase; provided, however, that (A) the Administrative Agent shall be permitted to enter into any such amendment without the execution thereof or consent thereto by any of the Banks so long as the purpose of such amendment is solely to incorporate appropriate provisions for an increase of the Commitments as provided in this Section and to make any technical or conforming changes required thereby, and (B) the Borrower shall procure that the holders of any Permitted Private Placement Debt execute and deliver to the Administrative Agent such amendments to the Intercreditor Agreements as the Administrative Agent may reasonably request relating to such increase;

(iii) execute and deliver, and cause the Guarantor Subsidiaries to execute and deliver, to the Administrative Agent a certificate certifying and attaching board resolutions adopted by each of them approving or consenting to such increase;

(iv) pay to the existing Banks any break-funding costs which are payable in connection with the refinancing of any Offshore Rate Loan in the manner contemplated by Section 3.5; and

(v) pay to each existing Bank participating in the increase and to each New Bank a loan commitment fee to be agreed upon between Borrower and the applicable Banks and New Banks.

2.16 Defaulting Banks.

(a) Defaulting Bank Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable Laws:

(i) Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Requisite Banks.”

(ii) Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to Section 10.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Issuing Bank or the Swing Line Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Bank in accordance with Section 2.17; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Banks, the Issuing Banks or the Swing Line Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank, the Issuing Banks or the Swing Line Bank against such Defaulting Bank as a result of such Defaulting

Bank’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or a reimbursement of any Letter of Credit Usage in respect of which such Defaulting Bank has not fully funded its appropriate share and such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and to reimburse Letter of Credit Usage owed to, all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement of Letter of Credit Usage owed to, such Defaulting Bank until such time as all Loans and funded and unfunded participations in Letter of Credit Usage and Swing Line Loans are held by the Banks pro rata in accordance with their Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Bank shall be entitled to receive any non-use fee pursuant to Section 2.8(a) for any period during which that Bank is a Defaulting Bank (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Bank).

(B) Each Defaulting Bank shall be entitled to receive Letter of Credit fees pursuant to Section 2.4(i) for any period during which that Bank is a Defaulting Bank only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(C) With respect to any Letter of Credit fee otherwise payable under Section 2.4(i) that is not required to be paid to a Defaulting Bank pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Bank that portion of any such fee otherwise payable to such Defaulting Bank with respect to such Defaulting Bank’s participations in Letter of Credit Usage that has been reallocated to such Non-Defaulting Bank pursuant to clause (iv) below, (2) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Bank to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Bank and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of each Defaulting Bank’s participations in Letter of Credit Usage and Swing Line Loans shall be reallocated among the Non-Defaulting Banks in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Bank’s Commitment), but only to the extent that such reallocation does not cause the Outstanding Obligations of any Non-Defaulting Bank to exceed such Non-Defaulting Bank’s Commitment. Subject to Section 10.26, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Laws, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Bank’s Fronting Exposure and (B) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b) Defaulting Bank Cure. If the Borrower, the Administrative Agent, the Swing Line Bank and each Issuing Bank agree in writing that a Bank is no longer a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to Cash Collateral), such Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Banks in accordance with their respective Commitments (without giving effect to clause (a)(iv) above), whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Bank was a Defaulting Bank; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank.

(c) New Swing Line Loans and Letters of Credit. So long as any Bank is a Defaulting Bank, (i) the Swing Line Bank shall not be required to fund any Swing Line Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan, and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.17 Cash Collateral. At any time that there shall exist a Defaulting Bank, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Bank (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Bank) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower and, to the extent provided by any Defaulting Banks, such Defaulting Banks, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first-priority security interest in all such Cash Collateral as security for the Defaulting Banks’ obligations to fund participations in respect of Letter of Credit Usage, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as provided herein or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Banks).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.17 or under Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Banks’ obligations to fund participations in respect of Letter of Credit Usage (including, as to Cash Collateral provided by Defaulting Banks, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Bank status of the applicable Bank) or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.16, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.18 Amendment and Extension.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each an “Extension”) of the maturity date of any Loans and Commitments to the extended maturity date specified in such notice, provided that not more than two Extensions shall be permitted. Such notice shall (i) set forth the amount of the Commitments that will be subject to the Extension (which shall be in an amount equal to more than 50% of the aggregate Commitments then in effect) and (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)). Each Bank shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Bank pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower; provided that no Bank shall be obligated to accept an Extension Officer, and any Bank’s failure to accept an Extension Offer within any time specified for acceptance shall be deemed to be a declination thereof. If the aggregate principal amount of Commitments in respect of which Banks shall have accepted the relevant Extension Offer shall exceed the maximum aggregate amount of Commitments subject to the Extension Offer as set forth in the Extension notice, then the Commitments of such Banks shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Banks have accepted such Extension Offer.

(b) The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension; (ii) the representations and warranties set forth in Section 5 and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension; (iii) the Issuing Banks and the Swing Line Bank shall have consented to any Extension of the Commitments to the extent that such Extension provides for the issuance or extension of Letters of Credit or the making of Swing Line Loans at any time during the extended period; and (iv) the terms of such Commitments shall comply with paragraph (c) of this Section.

(c) The terms of each Extension shall be determined by the Borrower and the applicable extending Banks and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Commitment shall be no earlier than the Maturity Date, (ii) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Commitments, (iii) the Extended Loans will rank pari passu in right of payment and with respect to security with the existing Loans, (iv) the borrower and guarantors of the Extended Commitments shall be the same as the borrower and guarantors with respect to the existing Loans, (v) the interest rate margin, rate floors and fees applicable to any Extended Commitment (and the Extended Loans thereunder) shall be determined by the Borrower and the applicable extending Banks, (vi) borrowing and prepayment of Extended Loans, reductions of Extended Commitments, and participations in Letters of Credit and Swing Line Loans shall be on a pro rata basis with the other Loans and Commitments (other than upon the maturity of the non-extended Loans and Commitments), and (vii) the terms of the Extended Commitments shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (vi) above).

(d) In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Bank shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Bank as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Bank, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including (i) any amendments necessary to establish Extended Commitments as a new tranche of Commitments and (ii) such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of Loans and Letter of Credit Usage upon the expiration or termination of the commitments under any tranche), in each case on terms consistent with this section.

SECTION 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1 Taxes.

(a) Defined Terms. For purposes of this Section 3.1, the term “Bank” includes any Issuing Bank and the term “applicable Laws” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor Subsidiary under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or any Guarantor Subsidiary shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower and the Guarantor Subsidiaries shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(e) Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower or a Guarantor Subsidiary has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or a Guarantor Subsidiary to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 10.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to such Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Guarantor Subsidiary to a Governmental Authority pursuant to this Section 3.1, the Borrower or such Guarantor Subsidiary shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (b) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) and 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that, if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Offshore Rate) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations or on its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Bank or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Bank, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Bank, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Bank, Issuing Bank or other Recipient, the Borrower will pay to such Bank, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Bank or Issuing Bank determines that any Change in Law affecting such Bank or Issuing Bank or any lending office of such Bank or such Bank’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Bank’s or Issuing Bank’s capital or on the capital of such Bank’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Bank, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Bank or Issuing Bank or such Bank’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or Issuing Bank’s policies and the policies of such Bank’s or Issuing Bank’s holding company with respect to adequacy of capital or liquidity), then from time to time the Borrower will pay to such Bank or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or Issuing Bank or such Bank’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Bank or Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Bank or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Bank or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Bank or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date on which such Bank or Issuing Bank, as the case may be, notifies the Borrower of (i) the Change in Law giving rise to such increased costs or reductions and (ii) such Bank’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.3 Illegality. If any Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Offshore Rate or to determine or charge interest rates based upon the Offshore Rate, or if any Governmental Authority has imposed material restrictions on the authority of such Bank to purchase or sell, or to take deposits of, Dollars or any Approved Offshore Currency or Agreed Alternate Loan Currency in the applicable interbank market, then, upon notice thereof by such Bank to the Borrower (through the Administrative Agent), (a) any obligation of such Bank to make or continue the affected Offshore Rate Loans or to convert Base Rate Loans to the affected Offshore Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Bank making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Offshore Rate component of the Base Rate, the interest rate on such Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Offshore Rate component of the Base Rate, in each case until such Bank notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Bank (with a copy to the Administrative Agent), prepay or, if applicable, convert the affected Offshore Rate Loans of such Bank to Base Rate Loans (and the interest rate on such Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Offshore Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Offshore Rate Loans, and (ii) if such notice asserts the illegality of such Bank determining or charging interest rates based upon the Offshore Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Bank without reference to the Offshore Rate component thereof until the Administrative Agent is advised in writing by such Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon the Offshore Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

3.4 Inability to Determine Rates.

(a) If, on or prior to the first day of any Interest Period, (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining an applicable Offshore Base Rate or Offshore Rate in accordance with the respective definitions thereof (including because the applicable Bloomberg screen page (or other commercially available source providing quotations as designated by the Administrative Agent) is not available or is not published on a current basis), as applicable, for such Interest Period, or (ii) the Requisite Banks determine that for any reason in connection with any request for Offshore Rate Loans or a conversion thereto or a continuation thereof that (A) deposits in the applicable currency are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Offshore Rate Loans or (B) the applicable Offshore Base Rate or Offshore Rate for any requested Interest Period with respect to any proposed Offshore Rate Loans does not adequately and fairly reflect the cost to such Banks of funding such Loans, then the Administrative Agent will promptly so notify the Borrower and each Bank. Thereafter, the obligation of the Banks to make or maintain the affected Offshore Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Requisite Banks) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of the affected Offshore Rate Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if at any time the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that (i) the circumstances set forth in Section 3.4(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.4(a)(i) have not arisen but the supervisor for the administrator of the applicable Bloomberg screen page (or other commercially available source providing quotations as designated by the Administrative Agent) or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such screen page (or other commercially available source providing quotations as designated by the Administrative Agent) shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Offshore Base Rate or Offshore Rate, as applicable, that gives due consideration to the then prevailing market convention for determining rates of interest for syndicated loans in the United States at such time, and they shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within 5 Business Days of the date notice of such alternate rate of interest is provided to the Banks, a written notice from the Requisite Banks stating that such Requisite Banks object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.4(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.4(b), only to the extent that the applicable Bloomberg screen page for such Interest Period is not available or published at such time on a current basis), (A) any Request for Conversion or Request for Continuation that requests a conversion of any Loans to, or a continuation of any Loans as, the affected Offshore Rate Loans shall be ineffective, and (B) if any Request for Borrowing requests a Borrowing of Offshore Rate Loans, such Borrowing shall be made as Base Rate Loans.

3.5 Compensation for Losses. In the event of (a) the payment of any principal of any Offshore Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Offshore Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Offshore Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be and is revoked) or (d) the assignment of any Offshore Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 3.7(b), then, in any such event, the Borrower shall compensate each Bank for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Bank shall be deemed to include an amount determined by such Bank to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Offshore Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Bank would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the applicable interbank market. A certificate of any Bank setting forth any amount or amounts that such Bank is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

3.6 Matters Applicable to all Requests for Compensation.

(a) The Administrative Agent and any Bank shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent or that Bank under this Section 3 has been determined, concurrently with demand for such payment. The Administrative Agent’s or any Bank’s determination of any amount payable under this Section 3 shall be conclusive in the absence of manifest error.

(b) For purposes of calculating amounts payable under this Section 3 any Loan shall be deemed to have been funded as contemplated by the definition of the interest rate applicable thereto whether or not such Loan was, in fact, so funded.

(c) All of Borrower’s obligations under this Section 3 shall survive termination of the Commitments and payment in full of all Outstanding Obligations.

3.7 Mitigation Obligations; Replacement of Banks.

(a) Designation of a Different Lending Office. If any Bank requires the Borrower to pay any Indemnified Taxes or additional amounts to such Bank or any Governmental Authority for the account of such Bank pursuant to Section 3.1 or requests compensation under Section 3.2, then such Bank shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.2, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b) Replacement of Banks. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.1 or if any Bank requests compensation under Section 3.2 and, in each case, such Bank has declined or is unable to designate a different Lending Office in accordance with Section 3.7(a), or if any Bank is a Defaulting Bank or a Non-Consenting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.8;

(ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Usage, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.2) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from payments required to be made pursuant to Section 3.1 or a claim for compensation under Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Laws; and

(v) in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding anything in this Section to the contrary, (A) any Bank that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Bank (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit, and (B) the Bank that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.6. For the avoidance of doubt, any Bank that is replaced hereunder and is also a Hedge Bank and/or a Cash Management Bank shall not by such replacement alone be terminated as a Hedge Bank and/or a Cash Management Bank, as applicable.

SECTION 4

CONDITIONS

4.1 Initial Extension of Credit. The obligation of each Bank to make the initial Loan to be made by it, or the obligation of any Issuing Bank to issue its initial Letter of Credit or to treat the Existing Letters of Credit as being outstanding under this Agreement, is subject to the satisfaction of the following conditions precedent (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):

(a) The Administrative Agent shall have received all of the following (with originals sufficient for each Bank, except the Notes), each of which shall be originals unless otherwise specified, each properly executed by the applicable Loan Party, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

(i) executed counterparts of this Agreement;

(ii) Notes executed by Borrower in favor of each Bank requesting a Note, each in a principal amount equal to that Bank’s Commitment;

(iii) the Master Subsidiary Guaranty executed by each Principal Subsidiary (and in any event by Subsidiaries whose aggregate revenues are at least seventy-five percent (75%) of the consolidated revenues of Borrower and its Subsidiaries for the preceding four fiscal quarters of Borrower);

(iv) with respect to Borrower and each Guarantor Subsidiary, such documentation as the Administrative Agent may require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its authority to execute, deliver and perform any Loan Documents to which it is or is to be a party, and the identity, authority and capacity of each Responsible Officer thereof authorized to act on its behalf, including certified copies of Organizational Documents and amendments thereto, certificates of good standing, certified corporate resolutions (or the equivalent), incumbency certificates, certificates of Responsible Officers and the like;

(v) the favorable opinion of counsel to Borrower and the Guarantor Subsidiaries;

(vi) a certificate signed by a Responsible Officer of Borrower certifying that the conditions specified in Sections 4.1(d) and 4.1(e) have been satisfied;

(vii) the Subordination Agreement executed by the Borrower and each Guarantor Subsidiary in favor of the Banks, the Administrative Agent and the Issuing Banks; and

(viii) such other assurances, certificates, documents, consents and opinions as the Administrative Agent reasonably may require.

(b) The fees payable on the Closing Date pursuant to Section 2.8 and those set forth in separate letter agreements between Borrower and the Administrative Agent and Borrower and the Arrangers shall have been paid.

(c) Attorney Costs of MUFG to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute MUFG’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings shall have been paid (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and MUFG).

(d) The representations and warranties of Borrower contained in Section 5 shall be true and correct.

(e) Borrower and its Subsidiaries shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Loan (or initial Letter of Credit, as applicable) no Default or Event of Default shall have occurred and be continuing.

(f) No Material Adverse Change shall have occurred since June 30, 2017.

(g) The Administrative Agent and the Issuing Banks under (and as defined in) the Existing Credit Agreement shall have established mutually satisfactory arrangements to permit all Existing Letters of Credit to remain outstanding through their respective expiration dates.

(h) The Administrative Agent shall have been satisfied with its review of Borrower’s (i) operating and financial statements, including the audited financial statements for Borrower’s fiscal year ended on December 31, 2016 and the unaudited financial statements for Borrower’s fiscal quarter ended on June 30, 2017, (ii) corporate organization and capital structure, including ownership, management and other related agreements, and (iii) operating projections covering the first five fiscal years of Borrower following the Closing Date.

4.2 Any Extension of Credit. The obligation of each Bank to make any Extension of Credit on any date is also subject to the following conditions precedent:

(a) the representations and warranties of Borrower contained in Section 5 shall be true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing, or would result from such proposed Extension of Credit;

(c) the Administrative Agent shall have timely received a duly completed Request for Extension of Credit or Letter of Credit Application, as applicable, by Requisite Notice by the Requisite Time therefor; and

(d) no Material Adverse Change shall have occurred since the Closing Date.

SECTION 5

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent, the Issuing Banks and the Banks that:

5.1 Due Organization; Good Standing. Borrower and each of its Subsidiaries are duly organized and existing under the laws of their respective states of organization, and are properly licensed and in good standing in, and where necessary to maintain their rights and privileges have complied with the fictitious name statute of, every jurisdiction in which they are doing business.

5.2 Power; Authorization. The execution, delivery and performance by Borrower and each Subsidiary of the Loan Documents to which each is a party and any instrument or agreement required hereunder or thereunder are within such Person’s powers, have been duly authorized, and are not in conflict with the terms of any of its Organizational Documents or any instrument or agreement to which such Person is a party or by which it is bound or affected.

5.3 No Legal Bar. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or other Governmental Authority, binding on the Borrower or any Subsidiary which would be contravened by the execution, delivery, performance or enforcement of any Loan Document or any instrument or agreement required hereunder or thereunder.

5.4 Enforceable Obligation. The Loan Documents are legal, valid and binding agreements of Borrower and each Subsidiary party thereto or hereto, enforceable against Borrower and each Subsidiary in accordance with their respective terms, and any instrument or agreement required hereunder or thereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or equitable principles relating to or limiting creditors’ rights generally.

5.5 Ownership of Property; Liens. Borrower has, and each Subsidiary has, good and indefeasible title to its respective Real Property (other than Real Property which it leases) and good title to all of its other Property, including the Property reflected in the most recent audited balance sheet referred to in Section 5.17 (other than Property disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 7.1. Borrower and each Subsidiary enjoy peaceful and undisturbed possession of all leased Real Property necessary in any material respect for the conduct of their respective businesses, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such businesses. The leases for such leased Real Property are valid and subsisting and are in full force and effect.

5.6 Taxes. Borrower has, and each Subsidiary has, filed all federal, state and other income tax returns which, to the best knowledge of the officers of Borrower, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

5.7 Conflicting Agreements and Other Matters. Neither Borrower nor any of its Subsidiaries is a party to any contract or agreement or subject to any restriction under its Organizational Documents which materially and adversely affects its business, Property or financial condition. Neither the execution and delivery of this Agreement nor the compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the Property of Borrower or any of its Subsidiaries pursuant to, the Organizational Documents of Borrower or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Borrower or any of its Subsidiaries is subject. Neither Borrower nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of Borrower or any of its Subsidiaries, any agreement relating thereto or any other contract or agreement (including its Organizational Documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of Borrower such as the Loans, except for the Loan Documents or as set forth in the agreements listed in Schedule 5.7.

5.8 ERISA. No Plan (other than a Multiemployer Plan) fails to satisfy the minimum funding standard (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not a waiver of such standard or an extension of an amortization period has been sought or obtained. No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by Borrower, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of Borrower and its Subsidiaries taken as a whole. Neither Borrower, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to Borrower and its Subsidiaries taken as a whole.

5.9 Government Consent. Neither the nature of Borrower or of any Subsidiary, nor any of their respective businesses or Property, nor any relationship between Borrower or any Subsidiary and any other Person, is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental Authority in connection with the execution and delivery of this Agreement or fulfillment of or compliance with the terms and provisions hereof.

5.10 Environmental Compliance. Borrower and its Subsidiaries and all of their respective Property and facilities have complied and are complying at all times and in all respects with all Hazardous Materials Laws except, in any such case, where failure to comply could not reasonably be expected to constitute or cause a Material Adverse Change.

5.11 Licenses, Permits etc.

(a) Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, approvals, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material to their business, without known conflict with the rights of others, including any such items that are required or appropriate in order for Borrower or any of its Subsidiaries to enter into, perform and receive payment under contracts with, or otherwise provide services to, the United States government and its departments and agencies.

(b) To the best knowledge of Borrower, no product of Borrower or its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of Borrower, there is no material violation by any Person of any right of Borrower or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by Borrower or any of its Subsidiaries.

5.12 Public Utility and Investment Company Status. Neither Borrower nor any Subsidiary is a “public utility” within the meaning of the Federal Power Act. Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940.

5.13 Foreign Asset Control Regulations; Absence of Foreign or Enemy Status. Neither Borrower nor any Subsidiary is in violation of the restrictions set forth in the following laws and all Executive Orders and regulations promulgated under those laws: (i) Foreign Corrupt Practices Act, 15 U.S.C. § 78 et seq.; (ii) Currency and Foreign Transactions Reporting Act, 31 U.S.C. § 5316; (iii) Trading With the Enemy Act, 50 U.S.C. App. § 1-44; (iv) Cuban Democracy Act, 22 U.S.C. 6001-6010; (v) The Foreign Assistance Act of 1961, 22 U.S.C. 2370(a); (vi) International Emergency Economic Powers Act, 50 U.S.C. § 1701-1706; (vii) National Emergencies Act, 50 U.S.C. § 1601-1651; (viii) United Nations Participation Act of 1945, 22 U.S.C. § 287c; (ix) International Security and Development Cooperation Act, 22 U.S.C. 2349aa-8, 2349aa-9; (x) Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. § 6021–6091; (xi) Antiterrorism and Effective Death Penalty Act of 1996, 18 U.S.C. § 2332d; and (xii) The Export Administration Act of 1979, 50 U.S.C. App. § 2407.

5.14 Litigation. Except as set forth on Schedule 5.14, there are no suits, proceedings, claims or disputes pending or, to its knowledge, constituting a real threat against or affecting Borrower, any Subsidiary or the Property of Borrower or any of its Subsidiaries, the adverse determination of which could reasonably be expected to constitute or cause a Material Adverse Change.

5.15 No Default. No event has occurred and is continuing or would result from the incurring of the Obligations by Borrower or any Subsidiary under any Loan Document, which is a Default or an Event of Default.

5.16 Principal and Guarantor Subsidiaries. Schedule 5.16 lists all the Principal Subsidiaries of Borrower as of the Closing Date. All Principal Subsidiaries are Guarantor Subsidiaries or, with respect to foreign Subsidiaries that are Principal Subsidiaries, are subject to the stock pledge set forth under Section 6.10. The Guarantor Subsidiaries, together with all foreign Subsidiaries that are subject to the stock pledge set forth under Section 6.10, collectively have revenues for the most recent four fiscal quarter period of Borrower of at least seventy-five percent (75%) of the consolidated revenues of Borrower and its Subsidiaries for such period.

5.17 Financial Statements. Borrower has heretofore delivered to the Administrative Agent copies of the consolidated balance sheets of Borrower as of December 31, 2016 and as of June 30, 2017, and the related consolidated statements of operations, shareholder’s equity and changes in cash flows for the year or quarter then ended, as applicable (such statements being sometimes referred to herein as the “Financial Statements”). The December 31, 2016 Financial Statements were audited and reported on by PricewaterhouseCoopers LLP. The Financial Statements fairly present the consolidated financial condition and the consolidated results of operations of Borrower and its Subsidiaries as of the dates and for the periods indicated therein, and the Financial Statements have been prepared in conformity with GAAP (except as disclosed in the notes thereto). As of the Closing Date, except (i) as reflected in the Financial Statements or in the footnotes thereto or (ii) as otherwise disclosed in writing to the Administrative Agent prior to the date hereof, neither Borrower nor any Subsidiary has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which is material to Borrower and the Subsidiaries on a consolidated basis and which, in accordance with GAAP consistently applied, should have been recorded or disclosed in the Financial Statements and was not. Since December 31, 2016, Borrower and each Subsidiary has conducted its business only in the ordinary course, and there has been no adverse change in the financial condition of Borrower and its Subsidiaries taken as a whole which is material to Borrower and its Subsidiaries on a consolidated basis, except in each case as disclosed in writing to the Administrative Agent prior to the Closing Date.

5.18 Compliance with Applicable Laws. Neither Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to constitute or cause a Material Adverse Change or impair its ability to perform its obligations under any Loan Document or under any instrument or agreement required hereunder or thereunder, except as disclosed in writing to the Administrative Agent. Borrower and each Subsidiary are complying in all material respects with all applicable statutes and regulations, including Hazardous Materials Laws, ERISA and applicable occupational, safety and health and other labor laws, of all Governmental Authorities, a violation of which could reasonably be expected to constitute or cause a Material Adverse Change or could impair Borrower’s or any Principal Subsidiary’s ability to perform its obligations under the Loan Documents to which it is party, or under any instrument or agreement required hereunder or thereunder, except as otherwise disclosed in writing to the Banks.

5.19 Governmental Regulations. Neither Borrower nor any Subsidiary is subject to any statute or regulation which regulates the incurring by it of indebtedness for borrowed money.

5.20 Federal Reserve Regulations. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including the provisions of Regulations T, U and X of said Board.

5.21 Guaranty Representations. All representations and warranties of Borrower and the Guarantor Subsidiaries contained in the Master Subsidiary Guaranty are true and correct.

5.22 Solvency. Each of Borrower and its Subsidiaries is now, and after giving effect to each Extension of Credit will be, able to pay its debts (including trade debts) as they mature, has capital sufficient to carry on its business and has assets whose fair saleable value exceeds the amount of its liabilities.

5.23 Anti-Corruption Laws and Sanctions. Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are, the subject of any list-based or territorial Sanctions. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 6

AFFIRMATIVE COVENANTS

So long as any Loan remains unpaid, any Letter of Credit Usage remains outstanding, any of the other Obligations remains unpaid or unperformed or any portion of the Commitments remains in force, Borrower shall, and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Deliver to the Administrative Agent in form and detail satisfactory to the Administrative Agent, with sufficient copies for each Bank:

(a) as soon as practicable and in any event within 60 days after the end of each quarterly period (except the last quarterly period) in each fiscal year, (i) unaudited consolidated statements of income, cash flows and shareholders’ equity, and an unaudited consolidated balance sheet, of Borrower and its Subsidiaries and (ii) unaudited consolidating statements of income, and unaudited consolidating balance sheets, of Borrower and its Business Units, in each case for the period from the beginning of the current fiscal year to the end of such quarterly period or, in the case of balance sheets, as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of Borrower, subject to changes resulting from year-end adjustments;

(b) as soon as practicable and in any event within 100 days after the end of each fiscal year, (i) consolidated statements of income, cash flows and shareholders’ equity, and a consolidated balance sheet, of Borrower and its Subsidiaries and (ii) consolidating statements of income, and consolidating balance sheets, of Borrower and its Business Units, in each case for such fiscal year or, in the case of balance sheets, as at the end of such fiscal year, all in reasonable detail and satisfactory in form to the Administrative Agent and, as to such consolidated statements only, reported on by independent public accountants of recognized national standing selected by Borrower and reasonably acceptable to the Administrative Agent whose report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Administrative Agent in its good faith business judgment to be adverse to the interests of the Banks; and

(c) as soon as practicable and in any event within 100 days after the end of each fiscal year, projections for the next fiscal year of Borrower, including a balance sheet, income statement and operating cash flow statement, all in reasonable detail and satisfactory in form to the Administrative Agent.

6.2 Certificates, Notices and Other Information. Deliver to the Administrative Agent in form and detail satisfactory to the Administrative Agent, with sufficient copies for each Bank:

(a) contemporaneously with delivering the financial statements referred to in Sections 6.1(a) and (b), a Compliance Certificate signed by a Responsible Officer of Borrower;

(b) as soon as available and in any event within 100 days after the end of each fiscal year of Borrower, a statement listing (i) the aggregate amount of employee wages subject to ESOP contribution calculations during such fiscal year and (ii) the aggregate amount of contributions made by Borrower to the ESOP during such fiscal year;

(c) as soon as practicable and in any event within 100 days after the end of each fiscal year, (i) a statement setting forth the percentage contribution of each Guarantor Subsidiary to Borrower’s consolidated gross revenues for the fiscal year and (ii) a certificate of the Secretary or an Assistant Secretary and one other officer of Borrower certifying that other than those Subsidiaries set forth on the statement described in clause (i) above, no other Subsidiaries are obligated to become Guarantor Subsidiaries or, in the case of foreign Subsidiaries, to have their stock pledged to the Administrative Agent pursuant to the terms of this Agreement, including Section 6.10;

(d) (i) as soon as practicable and in any event within sixty (60) days after the end of each of Borrower’s fiscal quarters (except the last fiscal quarter), a summary gross profit backlog statement showing the total backlog of Borrower and its Business Units as of the end of each such fiscal quarter and (ii) as soon as practicable and in any event within one hundred (100) days after the end of each of Borrower’s fiscal years, a summary gross profit backlog statement showing the total backlog of Borrower and its Business Units as of the end of each such fiscal year;

(e) contemporaneously with delivering the financial statements referred to in Sections 6.1(a) and (b), a schedule of Non-Recourse Investments and Non-Recourse Debt containing a breakdown of the portion of Consolidated EBITDA, Consolidated Equity and Consolidated Debt attributable thereto which has been excluded from the calculations of the financial covenants, in form and substance satisfactory to the Administrative Agent and signed by a Responsible Officer of Borrower; and

(f) promptly after request, such other information respecting the condition, financial or otherwise, or operations of Borrower and its Subsidiaries as the Administrative Agent or any Bank (through the Administrative Agent) may reasonably request.

6.3 Prompt Notice. Immediately (unless otherwise provided below) give written notice to the Administrative Agent of:

(a) all litigation affecting the Borrower or any Subsidiary as a defendant and where the amount claimed in a single litigation action, not fully covered by insurance, is in excess of $25,000,000;

(b) any draw of $10,000,000 or more under any Outside Letter of Credit;

(c) any Default or Event of Default, which notice shall specify the nature and period of existence thereof and what action Borrower proposes to take with respect thereto;

(d) as to any Plan (i) promptly and in no event more than 10 days after Borrower knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event together with a statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto; (ii) at least 10 days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice; (iii) promptly and in no event more than 10 days after the filing thereof with the Internal Revenue Service, copies of each annual report which is filed on Form 5500, together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule SB to such Form 5500, if any; (iv) promptly and in no event more than 10 days after Borrower knows or has reason to know of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of a Responsible Officer of Borrower describing such event or condition; (v) promptly and in no event more than 10 days after receipt thereof by Borrower or an ERISA Affiliate, each notice received by Borrower or an ERISA Affiliate concerning the imposition of any withdrawal liability under Section 4202 of ERISA; (vi) promptly after receipt thereof a copy of any notice Borrower or any ERISA Affiliate may receive from PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this clause (vi) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service; (vii) promptly and in any event within 10 days after Borrower knows or has reason to know of any condition existing with respect to a Plan which presents a material risk of termination of the Plan, or imposition of an excise tax, requirement to provide security to the Plan, or incurrence of other liability by Borrower or any ERISA Affiliate, such that the amount of such proposed excise tax, security or liability as determined in good faith by Borrower is in excess of $5,000,000; and (viii) promptly and in no event more than 10 days after the filing thereof with the Secretary of the Treasury, a copy of any application by Borrower or any ERISA Affiliate for a waiver of the minimum funding standard under Section 412 of the Code;

(e) any breach or non-performance of, or any default under, any Contractual Obligation of Borrower or any of its Subsidiaries, and any dispute, litigation, investigation, proceeding or suspension which may exist at any time between Borrower or any of its Subsidiaries and any Governmental Authority, in each case which could reasonably be expected to constitute or cause a Material Adverse Change;

(f) any other matter which has resulted in, or could reasonably be expected to constitute or cause, a Material Adverse Change; and

(g) promptly, such other data and information as from time to time may be reasonably requested by the Administrative Agent or any Bank (through the Administrative Agent).

6.4 Covenant to Secure Obligations Equally. If Borrower or any Subsidiary shall create or assume any Lien upon any of its Property, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 7.1 (unless prior written consent to the creation or assumption thereof shall have been obtained from the Requisite Banks), make or cause to be made effective a provision whereby the Guaranteed Obligations will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured; provided that, (a) notwithstanding the foregoing, this covenant shall not be construed as a consent by the Banks to any creation or assumption of any such Lien not permitted by the provisions of Section 7.1, and (b) other than any agreements pursuant to which any Permitted Private Placement Debt is issued, neither Borrower nor any of its Subsidiaries shall be a party to any agreement prohibiting, or amend any agreement to prohibit, the creation or assumption of any Lien in favor of the Administrative Agent, any Issuing Bank or any Bank upon its Property, whether now owned or hereafter acquired.

6.5 Insurance. Maintain, and cause each Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to their respective Property and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; and, if requested by the Administrative Agent or any Bank, deliver evidence of such insurance coverage thereto, in reasonable detail.

6.6 Maintenance of Property. Maintain and keep, and cause each Subsidiary to maintain and keep, or cause to be maintained and kept, their respective Property in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 6.6 shall not prevent Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its Property if such discontinuance is desirable in the conduct of its business and Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to constitute or cause a Material Adverse Change.

6.7 Payment of Obligations, Taxes and Claims. Pay, and cause each Subsidiary to pay, all obligations, including tax claims, when due, and file, and cause each Subsidiary to file, all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their Property, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or might become a Lien on Property of Borrower or any Subsidiary, provided, that neither Borrower nor any Subsidiary need pay any such obligation, tax, assessment, charge, levy or claim if and to the extent that (a) the amount, applicability or validity thereof is being contested by Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of Borrower or such Subsidiary (the foregoing described in this clause (a) being hereafter referred to as a “Good Faith Contest”) or (b) the nonpayment of all such obligations, taxes, assessments, charges, levies and claims of the Borrower and its Subsidiaries in the aggregate could not reasonably be expected to constitute or cause a Material Adverse Change.

6.8 Compliance with Laws. Comply, and cause each Subsidiary to comply, with all applicable Laws, including (a) any Laws that apply to parties that enter into, perform or receive payment under contracts with, or otherwise provide services to, the United States government or its departments and agencies (including compliance with requirements resulting from audits conducted by the General Accounting Office), (b) ERISA, (c) Regulations T, U and X of the Board of Governors of the Federal Reserve System, (d) Hazardous Materials Laws and (e) all domestic Laws (including Executive Orders of the President of the United States of America) and all foreign Laws not in conflict with or in violation of domestic Laws, relating to the conduct of business activities by domestic corporations within and/or outside the United States of America, with respect to which noncompliance could reasonably be expected to constitute or cause a Material Adverse Change; maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions; and, without limiting the generality of the foregoing, comply, and cause its Subsidiaries to comply, to the extent applicable with the provisions of the following Laws and all Executive Orders and regulations promulgated under those Laws, to the extent that the noncompliance with the same could reasonably be expected to constitute or cause a Material Adverse Change: (i) Foreign Corrupt Practices Act, 15 U.S.C. § 78 et seq.; (ii) Currency and Foreign Transactions Reporting Act, 31 U.S.C. § 5316; (iii) Trading with the Enemy Act, 42 U.S.C. App. § 1-44; (iv) Cuban Democracy Act, 22 U.S.C. § 6001-6010; (v) The Foreign Assistance Act of 1961, 22 U.S.C. § 2370(a); (vi) International Emergency Economic Powers Act, 50 U.S.C. § 1701-1706; (vii) National Emergencies Act, 50 U.S.C. § 1601-1651; (viii) United Nations Participation Act of 1945, 22 U.S.C. § 287c; (ix) International Security and Development Cooperation Act, 22 U.S.C. 2349aa-8, 2349aa-9; (x) Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. § 6021–6091; (xi) Antiterrorism and Effective Death Penalty Act of 1996, 18 U.S.C. § 2332d; and (xii) The Export Administration Act of 1979, 50 U.S.C. App. § 2407.

6.9 Maintenance of Existence. Preserve and maintain, and cause its Subsidiaries to preserve and maintain, their legal existence and all rights, privileges and franchises necessary or desirable in the ordinary conduct of their business; and not become (a) a “public utility” within the meaning of the Federal Power Act or (b) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940.

6.10 Guaranties of New Principal Subsidiaries; Stock Pledge of Foreign Subsidiaries; Addition of Guarantor Subsidiaries.

(a) Cause any Person (including any existing Subsidiary) that becomes a Principal Subsidiary, within 45 days after the Guarantor Determination Date with respect thereto (unless extended by the Administrative Agent in its sole discretion), to (i) become a Guarantor Subsidiary under the Master Subsidiary Guaranty and (ii) deliver to the Administrative Agent (with copies for each Bank) (A) those documents required pursuant to Section 4.1(a)(iv), as such documents pertain to such Guarantor Subsidiary, (B) a favorable opinion of counsel, designated by Borrower and reasonably acceptable to the Administrative Agent, with respect to such Guarantor Subsidiary in form and substance satisfactory to the Administrative Agent and (C) such other documents, agreements and instruments as the Administrative Agent may reasonably request; provided, however, with respect to any foreign Subsidiary that becomes a Principal Subsidiary, Borrower may, solely in lieu of such foreign Subsidiary becoming a Guarantor Subsidiary under the Master Subsidiary Guaranty, (1) cause the number of whole shares of capital stock closest to but not exceeding 65% of the issued and outstanding capital stock of such foreign Subsidiary directly owned by Borrower or any domestic Subsidiary to be subject at all times to a first-priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of such security documents as the Administrative Agent shall reasonably request, and (2) cause such foreign Subsidiary to deliver to the Administrative Agent the documents referenced in clause (ii) above with respect to such foreign Subsidiary; provided further, however, that (i) in no event shall any Subsidiary be required to be a Guarantor Subsidiary to the extent that doing so would result in a material adverse tax consequence to the Borrower and its Subsidiaries as a result of the operation of Section 956 of the Code, including by reason of such Subsidiary being (A) a foreign Subsidiary, (B) a direct or indirect domestic Subsidiary of a foreign Subsidiary or of a Disregarded Domestic Person (as defined below) or (C) a wholly owned domestic Subsidiary (1) substantially all of the assets of which constitute the equity of one or more foreign Subsidiaries or (2) that is treated as a disregarded entity for U.S. federal income tax purposes and that holds equity of one or more foreign Subsidiaries (each of (1) and (2), a “Disregarded Domestic Person”), and (ii) in no event shall any such Lien be required that would result in a material adverse tax consequence to the Borrower and its Subsidiaries as a result of the operation of Section 956 of the Code; and provided further that, in the event that Code Section 956 is materially revised or is replaced with a new section of the Code that materially differs from Section 956 as in effect on the Closing Date and either the Borrower or the Requisite Banks shall so request, the Administrative Agent, the Banks and the Borrower shall negotiate in good faith to amend this Section 6.10 to reflect such revision to Code Section 956 or such successor provision of the Code, as applicable, so as to require Principal Subsidiaries to become Guarantor Subsidiaries or to have their stock pledged as collateral for the Guaranteed Obligations to the maximum extent that doing so would not result in a material adverse tax consequence to the Borrower and its Subsidiaries; and

(b) If the Administrative Agent determines, based upon its review of any of the annual financial statements described in Section 6.1(b) and any of the annual statements described in Section 6.2(c), that the Guarantor Subsidiaries, in the aggregate, do not have revenues constituting at least seventy-five percent (75%) of the consolidated revenues of Borrower and its Subsidiaries for the preceding four fiscal quarters of Borrower reflected in such annual statements, then within 45 days after its receipt of notice from the Administrative Agent of such determination (unless extended by the Administrative Agent in its sole discretion), cause such additional Subsidiaries, irrespective of whether Principal Subsidiaries, to (i) become Guarantor Subsidiaries under the Master Subsidiary Guaranty so that, after giving effect to such additional guaranties, the Guarantor Subsidiaries in the aggregate have revenues constituting at least seventy-five percent (75%) of the consolidated revenues of Borrower and its Subsidiaries for the preceding four fiscal quarters of Borrower and (ii) deliver to the Administrative Agent (with copies for each Bank) each of the items required by clause (a)(ii) of this Section 6.10; provided, however, that, for purposes of making the calculations set forth above, each foreign Subsidiary whose stock is pledged pursuant to clause (a) above or otherwise shall be considered a Guarantor Subsidiary.

6.11 Licenses, Permits etc. Preserve, protect and maintain, and cause its Subsidiaries to, preserve, protect and maintain, all licenses, permits, authorizations, approvals, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are necessary or desirable in the ordinary conduct of the business of Borrower and its Subsidiaries, including all such items that are required or appropriate in order for Borrower or any of its Subsidiaries to enter into, perform and receive payment under contracts with, or otherwise provide services to, the United States government and its departments and agencies.

6.12 Hazardous Materials. Keep and maintain, and cause its Subsidiaries to keep and maintain, all real Property in which Borrower or a Subsidiary has any ownership or leasehold interest (“Real Property”) in compliance with all Hazardous Materials Laws; provided that Borrower shall not be in violation of this covenant to the extent that such non-compliance creates no material risk to occupants of such Real Property, material damage to such Real Property or material threat to the environment for which, in the case of leased Real Property, Borrower or any of its Subsidiaries is liable and to the extent that any fines, penalties or other assessments in respect of such non-compliance do not exceed $1,000,000 in the aggregate; and not, and not permit any of its Subsidiaries to, use, generate, manufacture, store or dispose of on, under or about any Real Property, or transport to or from any Real Property, any flammable explosives, radioactive materials, hazardous wastes or toxic substances, including any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any applicable Laws (collectively referred to herein as “Hazardous Materials”) except for the Hazardous Materials (a) listed on Schedule 6.12 (and, to the extent such listing includes “trade name” substances, substitutions for such trade name substances containing the same component hazardous material), or (b) used by Borrower, its Subsidiaries and other occupants of the Real Property in connection with their respective business operations or for general maintenance of such Real Property and in material compliance with Hazardous Materials Laws, in no greater than commercially reasonable quantities, in both cases for which disposal has been or will be arranged in accordance with applicable Laws; provided that Borrower shall indemnify, defend and hold harmless the Indemnitees from and against (which indemnity shall survive the repayment of the Obligations) any loss, damage, cost, expense or liability directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, transportation, disposal, or presence of Hazardous Materials (including asbestos) on, under or about the any Real Property, including: (i) the costs of any required or necessary repair, cleanup or detoxification of any Real Property, and the preparation and implementation of any closure, remedial or other required plans and (ii) all reasonable costs and expenses incurred by the Indemnitees in connection with clause (i), including all reasonable Attorney Costs.

6.13 Use of Proceeds. Use the proceeds of the Loans to refinance the Existing Credit Facilities, for general working capital, to finance capital expenditures, for general corporate purposes, for purchases of stock of Borrower, to fund certain fees and expenses associated with the closing of the transactions contemplated hereunder, and for Permitted Acquisitions; provided, however, that (a) no part of the proceeds of the Loans, and no Letter of Credit, will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law, (b) the Borrower will not, directly or indirectly, use the proceeds of the Loans or use any Letter of Credit, or lend, contribute or otherwise make available such proceeds or any Letter of Credit to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that at the time of such funding is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or the Letters of Credit, whether as underwriter, advisor, investor or otherwise), and (c) the Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws.

6.14 Books and Records. Maintain, and cause its Subsidiaries to maintain, adequate books, accounts and records in accordance with GAAP, and permit employees or agents of the Banks at any reasonable time and as often as may reasonably be desired to inspect its Property, and to examine or audit its books, accounts and records and make copies and memoranda thereof and to discuss with its officers the business, operations, Property and financial condition of it and its Subsidiaries.

6.15 Operation of ESOP. Cause the ESOP to be operated and administered as a qualified Plan under Section 401(a) of the Code and, to the extent applicable, Sections 409 and 4975(e)(7) of the Code and to be in material compliance with all applicable requirements of ERISA (including Titles I and II) and the Code and regulations thereunder as from time to time in effect and applicable to the ESOP.

6.16 Further Assurances. Ensure that all written information, exhibits and reports furnished to the Administrative Agent and the Banks do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and promptly disclose to the Administrative Agent and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof, thereby curing any such defect or error.

6.17 MTA Judgment Bond. Cause the MTA Judgment Bond to be maintained in connection with Borrower’s appeal of the MTA Judgment; provided that (a) the liabilities of Borrower under the MTA Judgment Bond shall be unsecured and the form and substance of the MTA Judgment Bond shall be otherwise acceptable to the Administrative Agent, and (b) the MTA Judgment Bond shall no longer be required if the MTA Judgment is satisfied or vacated or the MTA Judgment Bond is otherwise no longer required to be maintained.

SECTION 7

NEGATIVE COVENANTS

So long as any Loan remains unpaid, any Letter of Credit Usage remains outstanding, or any other Obligations remain unpaid or unperformed, or any portion of the Commitments remains in force, Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:

7.1 Lien Restrictions. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon any of their respective Property, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Obligations in accordance with the provisions of Section 6.4), except for the following:

(a) Liens for taxes, assessments or other governmental levies or charges that are not yet delinquent, may be paid without penalty or are being actively contested in a Good Faith Contest;

(b) statutory Liens of landlords, and Liens of carriers, warehousemen, mechanics and materialmen, incurred in the ordinary course of business for sums that are not yet delinquent, may be paid without penalty or are subject to a Good Faith Contest;

(c) Liens on Property of a Subsidiary to secure obligations of such Subsidiary to Borrower;

(d) Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business such as workers’ compensation Liens or statutory or legal obligation Liens or deposits to support an insurance program, provided, however, that such Liens or deposits were not incurred or made in connection with the borrowing of money, or the obtaining of advances or credit;

(e) minor survey exceptions or minor encumbrances, easements or reservations, and related Liens and incidental Liens, that are necessary for the conduct of the operations of Borrower and its Subsidiaries but were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of the Property of Borrower or its Subsidiaries or materially impair the use thereof in the operation of the businesses of Borrower and its Subsidiaries;

(f) Liens on contract advances and other related advances for which deposits have been received before services have been rendered;

(g) Liens incurred in connection with Non-Recourse Debt;

(h) cash deposited with issuing banks as collateral for Outside Letters of Credit that are permitted under Section 7.13 so long as the aggregate amount of such cash deposits does not exceed the Consolidated Equity limitation set forth in Section 7.13;

(i) Liens on assets consisting of interests in joint ventures or partnerships held by Borrower or its Subsidiaries and the underlying assets in such joint ventures or partnerships granted to the other party in any such joint venture or partnership where Borrower or such Subsidiary holds an interest in such joint venture or partnership of less than 50% so long as (i) no Default or Event of Default has occurred and is continuing, (ii) the aggregate value of all assets subject to such Liens does not exceed 10% of Consolidated Equity and (iii) Borrower or such Subsidiary is granted a Lien in the joint venture or partnership interests and underlying assets held by the other party or parties in such joint venture or partnership;

(j) Liens existing on property at the time of its acquisition pursuant to a Permitted Acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary pursuant to a Permitted Acquisition; provided that (i) such Lien was not created in contemplation of such Permitted Acquisition and (ii) the aggregate outstanding principal amount of Debt secured by all such Liens does not exceed $30,000,000 at any time;

(k) Liens in favor of sureties issued for the benefit of Borrower or any of its Subsidiaries in the ordinary course of their business;

(l) Liens securing Debt not to exceed $50,000,000 permitted under Section 7.2;

(m) Liens on the capital stock of foreign Subsidiaries granted to the Administrative Agent, for the benefit of the Banks, the Guaranteed Hedge Banks and the Guaranteed Cash Management Banks, to secure the Guaranteed Obligations in accordance with the requirements of Section 6.10;

(n) Liens on the capital stock of foreign Subsidiaries granted to the holders of Permitted Private Placement Debt (or an agent or representative for the benefit of such holders) to secure the repayment of such Permitted Private Placement Debt; provided that the Administrative Agent, for the benefit of the Banks, the Guaranteed Hedge Banks and the Guaranteed Cash Management Banks, holds a Lien in the same capital stock and the priority of the Lien in such capital stock held by the Administrative Agent is senior to or pari passu with the Lien of such holders and the priority thereof is governed by an intercreditor agreement in form and substance satisfactory to the Administrative Agent; and

(o) Liens permitted under Section 7.5.

7.2 Debt. Create, incur, assume or suffer to exist any Debt, except for:

(a) Debt under this Agreement and the other Loan Documents;

(b) inter-company indebtedness between Borrower and a Subsidiary or between any two or more Subsidiaries so long as any such inter-company indebtedness owed by Borrower or a Principal Subsidiary to a Principal Subsidiary is subordinated to the Loans pursuant to a subordination agreement in the form of Exhibit J;

(c) any Non-Recourse Debt;

(d) Debt arising under any Hedge Agreements permitted under Section 7.15;

(e) any Permitted Private Placement Debt and any guaranty thereof made by any Guarantor Subsidiary in favor of the holders of such Permitted Private Placement Debt;

(f) direct or contingent obligations under Outside Letters of Credit that are Financial Letters of Credit in an amount not to exceed $25,000,000 at any time;

(g) unsecured liabilities of Borrower arising from the bond or undertaking required under Section 6.17;

(h) any Debt deemed to exist with respect to any transaction permitted pursuant to Section 7.5; and

(i) Debt not otherwise permitted under clauses (a) through (h) above in an amount not to exceed $150,000,000 outstanding at any time that is either secured (as permitted under Section 7.1) or unsecured.

7.3 Loans, Advances and Investments. Make or permit to remain outstanding, or permit any of its Subsidiaries to make or permit to remain outstanding, any loan or advance to, or own, purchase or acquire any stock, assets, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for:

(a) Permitted Investments;

(b) loans, advances and investments existing on the date hereof, as described on Schedule 7.3;

(c) loans and advances (i) between Borrower and its domestic Wholly-Owned Subsidiaries (except Non-Guarantor Subsidiaries) or (ii) between domestic Wholly-Owned Subsidiaries (except Non-Guarantor Subsidiaries);

(d) loans and advances from Borrower to Wholly-Owned Subsidiaries that are Non-Guarantor Subsidiaries or to foreign Wholly-Owned Subsidiaries, the proceeds of which are used by such Subsidiaries solely for working capital and to purchase fixed assets and not to acquire any stock, obligations or securities of, or any other investment in, or make any capital contribution or loan advance to, any Person;

(e) stock of Subsidiaries;

(f) loans and advances to, and investments in, joint ventures, partnerships, and other Persons engaged in the Line of Business, provided that Borrower, a Subsidiary or an Affiliate of Borrower is currently providing, or is contractually obligated to provide, material services to such joint venture, partnership or other Person;

(g) deferred compensation deposits and similar deposits made in the ordinary course of business;

(h) travel advances and related employee expense advances made in the ordinary course of business;

(i) Permitted Acquisitions;

(j) Hedge Agreements permitted under Section 7.15;

(k) loans, advances or extensions of credit to the ESOP Trust for the purchase of shares of stock of Borrower so long as Borrower’s Consolidated Equity is at least $650,000,000 after giving effect to any such loan, advance or extension of credit;

(l) any investment made in connection with any transaction permitted pursuant to Section 7.5; and

(m) other investments that do not exceed $75,000,000 in the aggregate outstanding at any time.

Notwithstanding the foregoing, neither Borrower nor any of its Subsidiaries shall make any investment pursuant to clause (f) above if such investment would result in an Acquisition that is not a Permitted Acquisition.

7.4 Merger and Sale of Assets. Merge with or into or consolidate with, or permit any of its Subsidiaries to merge with or into or consolidate with, any other Person; or sell, lease, transfer or otherwise dispose of any assets if the book value or Fair Market Value (whichever is greater) of all the assets sold, leased, transferred or otherwise disposed of by Borrower and its Subsidiaries in any 12-month period exceeds 10% of Consolidated Equity, calculated as of the end of the most recently ended fiscal quarter, except that:

(a) any Subsidiary may merge with Borrower (provided that Borrower shall be the continuing or surviving corporation) or with or into any domestic Wholly-Owned Subsidiary other than a Non-Guarantor Subsidiary, except that a Non-Guarantor Subsidiary may merge with or into another Non-Guarantor Subsidiary, and provided that such domestic Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

(b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to Borrower or a domestic Wholly-Owned Subsidiary other than a Non-Guarantor Subsidiary;

(c) Borrower or any Subsidiary may dispose of (i) any assets which in the good faith judgment of Borrower are obsolete or otherwise unproductive or (ii) any permitted investment of the type set forth in Section 7.3(a) or (l);

(d) Borrower may merge with another domestic corporation so long as Borrower is the surviving corporation, no Default or Event of Default exists or would result after giving effect to the completion of such merger and such merger would otherwise qualify as a Permitted Acquisition; and

(e) Dispositions of notes and accounts receivable permitted pursuant to Section 7.5.

7.5 Sale of Receivables. Sell, or cause or allow any Lien to attach to, any of its notes or accounts receivable, or permit any of its Subsidiaries to do so, except for such sales not exceeding $150,000,000 in the aggregate in any fiscal year that are (a) at fair-market value (determined by the Borrower in the exercise of its reasonable business judgment) or at a market discount of not more than 20% and (b) without recourse to the Borrower and its Subsidiaries (other than a direct or indirect Wholly-Owned Subsidiary formed for the sole purpose of engaging in such sales and that engages in no business activities other than such sales (any such Wholly-Owned Subsidiary, an “SPV”)).

7.6 Subsidiary Restrictions. Permit any Subsidiary (other than an SPV) to incur or permit to exist any restriction (except statutory and regulatory restrictions imposed by foreign governmental authorities) on such Subsidiary’s ability to pay dividends to Borrower or its Subsidiaries or to otherwise transfer earnings or assets to Borrower or its Subsidiaries.

7.7 Line of Business. Engage, or permit any of its Subsidiaries to engage, in any business activities or operations substantially different from or unrelated to the Line of Business.

7.8 ESOP Changes. (a) Except for amendments required by applicable Laws, permit the modification or waiver of, or any change in, any of the provisions of the ESOP if such modification, waiver or change could reasonably be expected to constitute or cause a Material Adverse Change or (b) fail to give prior notice to the Administrative Agent of each material modification or change in, or material waiver of, any of the provisions of the ESOP.

7.9 Compliance with ERISA. Do or permit any of its ERISA Affiliates to do any of the following, without Bank’s prior written consent: (a) terminate or withdraw from any Plan so as to result in any material liability to the PBGC; (b) engage in or permit any Person to engage in any Prohibited Transaction involving any Plan which would subject Borrower to any material tax, penalty or other liability; (c) fail to satisfy the minimum funding standard (as defined in Section 302 of ERISA and Section 412 of the Code) involving any Plan, whether or not a waiver of such standard or an extension of an amortization period has been sought or granted; (d) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBGC; (e) amend any Plan so as to cause any funding-based limitations to be imposed under Section 436 of the Code; or (f) fail to make payments required under Section 412 of the Code and Section 302 of ERISA which would subject Borrower to any material tax, penalty or other liability. For the purpose of this Section only, a tax, penalty or other liability shall be considered material to Borrower if it is determined in good faith by Bank to be in excess of $5,000,000 and such tax, penalty or liability of Borrower is not covered in full, for the benefit of Borrower, by insurance.

7.10 Leverage Ratio. Permit the Leverage Ratio as of the end of any Measurement Period ending as of the last day of any fiscal quarter of the Borrower, or at any other time, to exceed 3.00 to 1.00; provided, however, that, if in any fiscal quarter thereof the Borrower completes one or more Permitted Acquisitions whose total purchase consideration (including earnout payments and other deferred payments but excluding transaction costs and expenses) is $75,000,000 or higher, then the maximum Leverage Ratio for such quarter and the next three succeeding fiscal quarters of the Borrower shall be 3.25 to 1.00 and shall thereafter revert to 3.00 to 1.00. For the avoidance of doubt, the period during which the maximum Leverage Ratio shall be increased as described above shall be extended if one or more additional Permitted Acquisitions as described in the foregoing proviso occur after the Permitted Acquisition(s) first giving rise to such increase.

7.11 Consolidated Fixed Charge Coverage Ratio. Permit the ratio of (a) the sum of Consolidated EBITDA plus Consolidated Lease Expense to (b) the sum of Consolidated Interest Expense less the portion of Consolidated Interest Expense attributable to Non-Recourse Debt less any non-cash interest charges related to the MTA Judgment taken after the fiscal quarter in which the final MTA Judgment is entered by the court plus Consolidated Lease Expense, in each case as of the end of any Measurement Period ending as of the last day of any fiscal quarter of the Borrower, or at any other time, to be less than 1.50 to 1.00, subject to the application of Section 1.2(c).

7.12 Restricted Payments. As to Borrower, (a) declare or pay any dividend on any class of its stock, (b) make any other distribution on any class of its stock, (c) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock now or hereafter outstanding, (d) make any distribution of assets to its stockholders as such, (e) permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of Borrower, or (f) permit any of its Subsidiaries to make any distribution of cash, stock or any other assets to any stockholder other than Borrower or a domestic Wholly-Owned Subsidiary (all of the foregoing herein called “Restricted Payments”); provided, however, that Restricted Payments may be made up to an aggregate amount of $350,000,000 during any fiscal year of Borrower so long as, after giving effect to each such Restricted Payment, Borrower’s Consolidated Equity is at least $550,000,000.

7.13 Cash-Secured Outside Letter of Credit Usage. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, Outside Letter of Credit Usage with respect to cash-secured Outside Letters of Credit in excess of 5% of Consolidated Equity; provided, however, that if Borrower has at least $50,000,000 of cash or Permitted Investments that are not subject to any Liens or any other restrictions on use after giving effect to the issuance of any cash-secured Outside Letter of Credit, the foregoing percentage may be increased from 5% to 10%.

7.14 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) salary, bonus, employee stock option and other compensation arrangements with, and advances to, employees, directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors (or the executive committee thereof) of Borrower and expressly authorized by a resolution of the board of directors (or such executive committee) of Borrower which is approved by a majority of the directors (or such executive committee) not having an interest in the transaction, (c) other transactions (including between or among Borrower and its Subsidiaries) on overall terms that are at least as favorable to Borrower and the Guarantor Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power and (d) transactions expressly permitted under this Agreement. Without limiting the generality of the preceding sentence, in no event shall Borrower pay, or permit any of its Subsidiaries to pay, management fees or fees for services to any Affiliate of Borrower without the prior written approval of the Administrative Agent. For the avoidance of doubt, the sharing of general corporate overhead and other administrative expenses shall not be deemed to constitute a management or service fee.

7.15 Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which Borrower or any Subsidiary has actual or anticipated exposure and (b) Hedge Agreements (i) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Subsidiary or (ii) that consist of forward currency exchange agreements, forward rate currency options and related “hedging” transactions against fluctuations of commodity prices, exchange rates or forward rates and are entered into in the ordinary course of business and not for speculative purposes.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

8.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an “Event of Default”:

(a) Non-Payment. (i) Borrower shall fail to pay within five days of when due any interest payable under this Agreement or any fee payable under Section 2.4 or 2.8, or (ii) any Loan Party shall fail to pay when due any principal, expenses, indemnity (or any other amount payable to any Indemnitee) or other amount payable thereby under this Agreement or any other Loan Document, whether at maturity on a specified date, on demand, upon acceleration or otherwise; or

(b) Misrepresentations. Any representation or warranty made or deemed made by any Loan Party hereunder or under any other Loan Document, instrument or certificate in connection with any transaction contemplated hereby or in any financial statement furnished to the Administrative Agent or any Bank shall prove to have been false or misleading in any material respect when made or when deemed to have been made; or

(c) Certain Covenants. Borrower shall fail to perform or observe any covenant contained in Section 6.3, 6.4, 6.9, 6.10, 6.13 or 6.14 or Section 7; or

(d) Reporting Covenants. Borrower shall fail to perform or observe any covenant contained in Section 6.1 or 6.2, and such failure shall not be remedied within five Business Days after the occurrence thereof; or

(e) Other Covenants. Any Loan Party shall fail to perform or observe any other agreement, term or condition contained in any Loan Document, and such failure shall not be remedied within 30 days after the occurrence thereof; or

(f) Cross-Default. Any breach or default shall occur under any other agreement or agreements involving the borrowing of money, the extension of credit or the leasing of Property, or under one or more Hedge Agreements, where the principal amount outstanding under such agreement or agreements is in the amount of $25,000,000 or more in the aggregate, and under which Borrower or any Subsidiary may be obligated as borrower, guarantor or lessee, if such default consists of the failure to pay any Debt beyond any period of grace provided with respect thereto or if such default permits or causes the acceleration of any Debt or the termination of any commitment to lend; or

(g) Debtor Relief Laws. Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed for Borrower or any of its Subsidiaries without the application or consent of that Person, and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under a Debtor Relief Law relating to Borrower or any of its Subsidiaries or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days; or

(h) Litigation. A final judgment or judgments, not fully covered by insurance, in an aggregate amount in excess of $40,000,000, or having the potential to exceed $40,000,000, is rendered against Borrower or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

(i) Condemnation. All, or such as in the opinion of the Requisite Banks constitutes substantially all, of the Property of Borrower shall be condemned, seized or appropriated; or

(j) ERISA. (i) Any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $5,000,000, (iv) Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) Borrower or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of Borrower or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to constitute or cause a Material Adverse Change; or

(k) Invalidity of Loan Documents. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party that is a party thereto, or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities under any Loan Document to which it is party; or

(l) Order Decreeing Dissolution of Borrower or any Subsidiary. Any order, judgment or decree is entered in any proceedings against Borrower or any of its Subsidiaries decreeing the dissolution of Borrower or any of its Subsidiaries and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(m) Order Decreeing Split-Up of Borrower. Any order, judgment or decree is entered in any proceedings against Borrower or any Subsidiary decreeing a split-up of Borrower or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of Borrower and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of Borrower and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(n) Default under Master Subsidiary Guaranty. Any Guarantor Subsidiary shall default in the performance or observance of any term or agreement contained in the Master Subsidiary Guaranty; or

(o) Ownership of Borrower. The ESOP Trust shall no longer own beneficially and of record at least 50.1% of the capital stock of Borrower; or the ESOP Trust shall no longer have the ability to elect a majority of the members of the board of directors of the Borrower; or

(p) ESOP. The ESOP shall fail to be operated and administered as a qualified plan under Section 401(a) of the Code and, to the extent applicable, Sections 409 and 4975(e)(7) of the Code and in compliance with all applicable requirements of ERISA and the Code and regulations thereunder as from time to time in effect; provided that no Event of Default shall be deemed to have occurred under this subsection (p) if such failure (i) does not result in disqualification of the ESOP under the Code or otherwise and (ii) could not reasonably be expected to constitute or cause a Material Adverse Change.

8.2 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall at the request, or may with the consent, of the Requisite Banks take any or all of the following actions:

(a) declare the Commitment of each Bank to make Loans and any obligations of the Issuing Banks hereunder to be terminated, whereupon such commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all fees and other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require the Borrower to Cash Collateralize the Letter of Credit Usage (in an aggregate amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Banks, the Issuing Banks, the Guaranteed Hedge Banks and the Guaranteed Cash Management Banks all rights and remedies available to it, the Banks, the Issuing Banks, the Guaranteed Hedge Banks and the Guaranteed Cash Management Banks under the Loan Documents or applicable Laws;

provided, however, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Bank to make Loans and any obligations of the Issuing Banks in respect of Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest, fees and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letter of Credit Usage as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Bank.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Usage has automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Guaranteed Obligations then due hereunder, any amounts received on account of the Guaranteed Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than (i) principal, reimbursement obligations and interest and (ii) fees payable under Sections 2.4 and 2.8) payable to the Banks and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Banks and Issuing Banks (including fees and time charges for attorneys who may be employees of any Bank or Issuing Bank) arising under the Loan Documents and amounts payable under Section 3, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid fees payable under Sections 2.4 and 2.8 and interest on the Loans, on unreimbursed Letter of Credit drawings and on other Guaranteed Obligations arising under the Loan Documents, ratably among the Banks and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, unreimbursed Letter of Credit drawings and Guaranteed Obligations then owing to the Guaranteed Hedge Banks and the Guaranteed Cash Management Banks and (ii) to Cash Collateralize that portion of Letter of Credit Usage composed of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower, ratably among the Administrative Agent, the Banks, the Issuing Banks, the

Guaranteed Hedge Banks and the Guaranteed Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that (A) any such amounts applied pursuant to clause (ii) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to Cash Collateralize such Letter of Credit Usage, (B) subject to Sections 2.4 and 2.16, amounts used to Cash Collateralize the undrawn amount of Letters of Credit pursuant to this clause Fourth shall be used to satisfy drawings under such Letters of Credit as they occur, and (C) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral shall be distributed in accordance with this clause Fourth;

Fifth, to the payment in full of all other Guaranteed Obligations, in each case ratably among the Administrative Agent, the Banks, the Issuing Banks, the Guaranteed Hedge Banks and the Guaranteed Cash Management Banks based upon the respective aggregate amounts of all such Guaranteed Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

Last, the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Excluded Swap Obligations with respect to any Guarantor Subsidiary shall not be paid with amounts received from such Guarantor Subsidiary or its assets, but appropriate adjustments shall be made with respect to payments from other Guarantor Subsidiaries or the Borrower to preserve the allocation to Guaranteed Obligations otherwise set forth above in this Section. Each Guaranteed Hedge Bank and Guaranteed Cash Management Bank shall, by its delivery of a Guaranteed Party Designation Notice to the Administrative Agent, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 9 for itself and its Affiliates as if a “Bank” party hereto.

SECTION 9

AGENCY

9.1 Appointment and Authority. Each of the Banks and the Issuing Banks hereby irrevocably appoints MUFG to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents (MUFG Union Bank, N.A., an affiliate of MUFG that was the “Administrative Agent” under the Existing Credit Agreement, being deemed to have resigned such role effective as of the Closing Date) and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Sections 9.6(a) and (b), the provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Banks and the Issuing Banks, and neither the Borrower nor any Guarantor Subsidiary shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Laws. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

9.2 Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent, and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

9.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Even of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances provided in Sections 8 and 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing the same is given to the Administrative Agent in writing by the Borrower, a Bank or an Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Bank or Participant or prospective Bank or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Administrative Agent may perform any or all of its duties and exercise any or all of its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any or all of their respective duties and exercise any or all of their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility hereunder as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Requisite Banks shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Requisite Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Bank or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Requisite Banks may, to the extent permitted by applicable Laws, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Requisite Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and Issuing Bank directly, until such time, if any, as the Requisite Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.7 Non-Reliance on Administrative Agent and Other Banks. Each Bank and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agent and Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or an Issuing Bank hereunder.

9.9 Administrative Agent May File Proofs of Claim. In the case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to the Borrower or any Guarantor Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Usage shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and Letter of Credit Usage and all other Guaranteed Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks, the Issuing Banks and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel and any other amounts due the Administrative Agent under Section 10.3.

9.10 Collateral and Guaranty Matters.

(a) Each Bank (and any other Person for which the Administrative Agent may be acting under the Loan Documents, including each Bank in its capacity as a potential Hedge Bank or Cash Management Bank) irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of all Commitments and payment in full of all Guaranteed Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank(s) shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents or (C) subject to Section 10.2, if approved, authorized or ratified in writing by the Requisite Banks; and

(ii) to release any Guarantor Subsidiary from its obligations under the Master Subsidiary Guaranty if such Person ceases to be a Guarantor Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Requisite Banks will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor Subsidiary from its obligations under the Master Subsidiary Guaranty pursuant to this Section 9.

(b) The Administrative Agent shall not be responsible for, or have a duty to ascertain or inquire into, any representation or warranty regarding the existence, value or collectability of any collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by the Borrower or any Guarantor Subsidiary in connection therewith, nor shall the Administrative Agent be responsible or liable to the Banks for any failure to monitor or maintain any portion of the collateral.

SECTION 10

MISCELLANEOUS

10.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Banks provided herein or in other Loan Documents are cumulative and not exclusive of any right, power, privilege or remedy provided by law or equity. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Section 4 are inserted for the sole benefit of the Administrative Agent and the Banks; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Administrative Agent’s or the Banks’ rights to assert them in whole or in part in respect of any other Loan.

10.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent hereunder or thereunder, and no consent to any departure by Borrower therefrom, may in any event be effective unless in a writing signed by the Requisite Banks (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower and, in the case of any amendment, waiver or consent affecting the rights or duties of the Administrative Agent or the Swing Line Bank or any Issuing Bank under this Agreement or any other Loan Document, signed by the Administrative Agent, the Swing Line Bank or such Issuing Bank, as applicable), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all Banks affected thereby, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To reduce the amount of principal, principal prepayment or the rate of interest payable on, any Loan, the amount of the Commitment or the Pro Rata Share of any Bank (other than pursuant to an assignment pursuant to Section 10.8) or the amount of any fee or other amount payable to any Bank under the Loan Documents, or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee;

(b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on any Loan or any installment of any non-use fee;

(c) To extend the term of the Commitments or increase the maximum amount of the Commitments (except as permitted under Section 2.15);

(d) To terminate the Master Subsidiary Guaranty, or to release any Guarantor Subsidiary from liability under the Master Subsidiary Guaranty (except as permitted under Section 10.23);

(e) To amend the definition of “Requisite Banks”, Section 4, Section 9, this Section 10.2 or Section 10.10;

(f) To amend any provision of this Agreement that expressly requires the consent or approval of all the Banks; or

(g) To amend or waive Section 10.8 to allow an assignment by Borrower of its obligations hereunder.

Any amendment, modification, supplement, termination, waiver or consent with respect to clauses (c) through (g) above shall be deemed to affect all Banks.

If any Bank does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Bank and that has been approved by the Requisite Banks, the Borrower may replace such Non-Consenting Bank in accordance with Section 3.7(b); provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all the Banks and the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank.

Notwithstanding anything to the contrary herein the Administrative Agent may, with the prior written consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency; provided that in each case such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Banks to the Administrative Agent within ten Business Days following receipt of notice thereof.

10.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of- pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facility provided hereunder, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Bank or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Bank or any Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Bank or any Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, proceeding under any Debtor Relief Law or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Bank and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any

Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Guarantor Subsidiary) arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related thereto, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Guarantor Subsidiary, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by the Borrower or any Guarantor Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) result from a claim not involving an act or omission of the Borrower or any Subsidiary and that is brought by an Indemnitee against another Indemnitee (other than against an Arranger or the Administrative Agent in its capacity as such). This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Banks. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swing Line Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swing Line Bank or such Related Party, as the case may be, such Bank’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Bank’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Bank); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swing Line Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or any the Swing Line Bank in connection with such capacity. The obligations of the Banks under this paragraph (c) are subject to the provisions of Section 10.4.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 10 days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations.

10.4 Nature of Banks’ Obligations. The obligations of the Banks hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Bank’s obligation to make any Loan pursuant hereto is several and not joint or joint and several, and in the case of the initial Loan only is conditioned upon the performance by all other Banks of their obligations to make initial Loans. A default by any Bank will not increase the Pro Rata Share attributable to any other Bank. Any Bank not in default may, if it desires, assume in such proportion as the non-defaulting Banks agree the obligations of any Bank in default, but is not obligated to do so.

10.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of Borrower or any of its Subsidiaries, will survive the making of the Extensions of Credit hereunder and the execution and delivery of any Notes, and have been or will be relied upon by the Administrative Agent and each Bank, notwithstanding any investigation made by the Administrative Agent or any Bank or on their behalf.

10.6 Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for therein shall be given by Requisite Notice and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt and:
Courier	On scheduled delivery date
Facsimile	When transmission complete
Mail	Fourth Business Day after deposit in U.S. mail
Personal delivery	When received
Telephone	When answered

provided, however, that notice to the Administrative Agent pursuant to Section 2 or 9 shall not be effective until actually received by the Administrative Agent. The Administrative Agent and any Bank shall be entitled to rely and act on any notice purportedly given by or on behalf of Borrower even if such notice (a) was not made in a manner specified herein, (b) was incomplete, (c) was not preceded or followed by any other notice specified herein, or (d) the terms of such notice as understood by the recipient varied from any subsequent related notice provided for herein. Borrower shall indemnify the Administrative Agent and any Bank from any loss, cost, expense or liability as a result of relying on any notice permitted herein.

10.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

10.8 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Bank, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Loans at the time owing to it or an assignment to a Bank or an Affiliate of a Bank, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section, and in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Bank or an Affiliate of a Bank; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the credit facility provided hereunder;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for an assignment to a Person that is not a Bank or an Affiliate of a Bank; and

(C) the consent of each Issuing Bank and the Swing Line Bank shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in the form supplied by the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Bank or any of its Subsidiaries or any Person that, upon becoming a Bank hereunder, would constitute a Defaulting Bank or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent, each Issuing Bank, each Swing Line Bank and each other Bank hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Laws without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3, 10.3 and 10.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amounts (and stated interest)

of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than to a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person or to the Borrower or any of the Borrower’s Affiliates) (each a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 10.3(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2 that requires the unanimous consent of the Banks and affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.1(g) (it being understood that the documentation required under Section 3.1(g) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Section 3.7 as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Section 3.1 or 3.2, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.7(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9 as though it were a Bank; provided that such Participant agrees to be subject to Section 10.10 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(f) Disqualified Institutions. (i) No assignment or participation shall be made to, and no increase in the Commitments pursuant to Section 2.15 (an “Incremental Commitment”) shall be provided by, any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Bank entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person or on the effective date of the applicable Incremental Commitment, as the case may be (unless the Borrower has consented to such assignment or Incremental Commitment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment, participation or Incremental Commitment). For the avoidance of doubt, with respect to any assignee or any Person that provides an Incremental Commitment (an “Incremental Bank”) and, in either case, becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (A) such assignee or Incremental Bank shall not retroactively be disqualified from becoming a Bank, and (B) the execution by the Borrower of an Assignment and Assumption with respect to such assignee or a joinder with respect to such Incremental Bank will not by itself result in such assignee or Incremental Bank no longer being considered a Disqualified Institution. Any assignment or Incremental Commitment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii) If any assignment or participation is made to, or any Incremental Commitment is provided by, any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.8), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Banks by the Borrower, the Administrative Agent or any other Bank, (2) attend or participate in meetings attended by the Banks and the Administrative Agent or (3) access any electronic site established for the Banks or confidential communications from counsel to or financial advisors of the Administrative Agent or the Banks, and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Bank to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Banks that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Law (a “Debtor Relief Plan”), each Disqualified Institution party hereto hereby agrees (a) not to vote on such Debtor Relief Plan, (b) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (a), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (c) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (b).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively the “DQ List”) on any electronic site established for the Banks, including that portion of such site that is designated for “public side” Banks and/or (B) provide the DQ List to each Bank requesting the same.

10.9 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Bank, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Bank, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any Guarantor Subsidiary against any and all of the obligations of the Borrower or such Guarantor Subsidiary now or hereafter existing under this Agreement or any other Loan Document to such Bank or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Bank, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Guarantor Subsidiary may be contingent or unmatured or are owed to a branch, office or Affiliate of such Bank or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting

Bank shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Banks, and (b) such Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Bank as to which it exercised such right of setoff. The rights of each Bank, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Bank, such Issuing Bank or their respective Affiliates may have. Each Bank and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.10 Sharing of Payments by Banks. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any of its Loans, participations in Letters of Credit or Swing Line Loans, or other obligations hereunder resulting in such Bank receiving payment of a proportion of the aggregate amount of its Loans, participations in Letters of Credit or Swing Line Loans, or other obligations hereunder greater than its Pro Rata Share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans, participations in Letters of Credit or Swing Line Loans, and such other obligations of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal, participations in Letters of Credit or Swing Line Loans, and such other obligations owing to them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank or Disqualified Institution), (ii) the application of Cash Collateral provided for herein or (iii) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Usage to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.

10.11 Nonliability of the Banks. Borrower acknowledges and agrees that:

(a) Any inspections of any Property of Borrower made by or through the Administrative Agent or the Banks are for purposes of administration of the Extensions of Credit only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Banks pursuant to the Loan Documents, neither the Administrative Agent nor the Banks shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Banks;

(c) The relationship between Borrower and the Administrative Agent and the Banks is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Banks shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Administrative Agent nor the Banks shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Administrative Agent nor the Banks undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Banks in connection with such matters is solely for the protection of the Administrative Agent and the Banks and neither Borrower nor any other Person is entitled to rely thereon; and

(d) The Administrative Agent and the Banks shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds the Administrative Agent and the Banks harmless from any such loss, damage, liability or claim.

10.12 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Banks in connection with the Loans, and is made for the sole benefit of Borrower, the Administrative Agent and the Banks, and the Administrative Agent’s and the Banks’ successors and assigns. Except as otherwise expressly provided herein, no other Person shall have any rights of any nature hereunder or by reason hereof.

10.13 Confidentiality. Each Bank agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to a Bank’s Affiliates; (b) to other Banks and their Affiliates; (c) to legal counsel and accountants for Borrower or any Bank; (d) to other professional advisors to Borrower or any Bank, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section; (e) to regulatory officials having jurisdiction over that Bank; (f) as required by law or legal process or in connection with any legal proceeding to which that Bank and Borrower are adverse parties; (g) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Bank’s interests hereunder or a participation interest in its Loans; (h) to any credit insurance provider or direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the Obligations under this Agreement; and (i) as Borrower may otherwise agree in writing; provided that the recipient under clause (g) or (h) above has agreed to treat such information confidentially on a basis similar to the foregoing. For purposes of the foregoing, “confidential information” shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Authority and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Bank, and (iii) information previously disclosed by Borrower to any Person not associated with Borrower without a confidentiality agreement or obligation substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Banks to Borrower.

10.14 Further Assurances. Borrower and its Subsidiaries shall, at their expense and without expense to the Banks or the Administrative Agent do, execute and deliver such further acts and documents as any Bank or the Administrative Agent from time to time reasonably requires to assure and confirm the rights hereby created or intended or to carry out the intention or to facilitate the performance of the terms of any Loan Document.

10.15 Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.16 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Bank not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Bank’s right to require full payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

10.17 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Bank, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable Laws, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Bank or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Laws, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Laws, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.6. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by applicable Laws.

10.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section 10.18, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Banks shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an Issuing Bank or the Swing Line Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.19 Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

10.20 Time of the Essence. Time is of the essence of the Loan Documents.

10.21 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.22 Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 10.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 10.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

10.23 Release of Guarantors. Upon receipt of a Request for Release duly executed by Borrower and otherwise in form and substance acceptable to the Administrative Agent, certifying that (a) a Guarantor Subsidiary has ceased to be a Principal Subsidiary, (b) no Default or Event of Default has occurred and is then continuing, (c) the Guarantor Subsidiaries (other than the Guarantor Subsidiary referred to in clause (a) hereof), together with any foreign Subsidiaries whose stock is pledged pursuant to Section 6.10, have revenues in the aggregate constituting at least seventy-five percent (75%) of the consolidated revenues of Borrower and its Subsidiaries for the preceding four fiscal quarters of Borrower, for which financial statements have been delivered pursuant to Section 6.1, and (d) that the representations and warranties of Borrower contained in Section 5 hereof are true and correct in all material respects, the Administrative Agent may, by executing and delivering a Release to Borrower, release such Guarantor Subsidiary from its obligations under the Master Subsidiary Guaranty.

10.24 USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

10.25 Intercreditor Agreement.

(a) Each Bank (i) acknowledges that, in connection with Borrower’s incurrence of Permitted Private Placement Debt, an intercreditor agreement will be entered into among the Administrative Agent (on behalf of the Banks, the Guaranteed Hedge Banks and the Guaranteed Cash Management Banks), the holders of the Permitted Private Placement Debt (or an agent or representative on their behalf), Borrower and the Guarantor Subsidiaries providing that the right to payment and lien priority in any collateral will be pari passu as between the Banks, the Guaranteed Hedge Banks and the Guaranteed Cash Management Banks, with respect to the Guaranteed Obligations, and such holders, with respect to the Permitted Private Placement Debt (each an “Intercreditor Agreement”), (ii) shall receive and have an opportunity to review and approve such Intercreditor Agreement prior to its becoming effective, (iii) agrees that it will be bound by and will take no actions contrary to the provisions of such Intercreditor Agreement, (iv) authorizes and instructs the Administrative Agent to enter into such Intercreditor Agreement as the Administrative Agent and on behalf of such Bank and (v) consents to the pari passu ranking of its right to payment and lien priority with the Permitted Private Placement Debt on the terms set forth in such Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of any such Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control.

(b) Each of the Administrative Agent and the Banks (i) acknowledges that, in connection with the Borrower’s incurrence of Permitted Private Placement Debt prior to the Closing Date, MUFG Union Bank, N.A. (under its former name “Union Bank, N.A.”), in its capacity as “Administrative Agent” under the Existing Credit Agreement, entered into an Intercreditor Agreement dated as of July 1, 2014 (the “Existing Intercreditor Agreement”) with the Borrower, certain Subsidiaries of the Borrower identified on the signature pages thereof and the parties identified on the signature pages thereof as the “Initial Note Holders,” (ii) it has received and had the opportunity to review the Existing Intercreditor Agreement, and (iii) by executing this Agreement (or becoming a party to this Agreement after the Closing Date), it (A) approves the Existing Intercreditor Agreement, (B) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (C) authorizes and instructs the Administrative Agent, as the Administrative Agent and on behalf of such Bank, to enter into any confirmation and/or reaffirmation of the Existing Intercreditor Agreement that may be reasonably requested by the Borrower or any of the Initial Note Holders and (D) consents to the pari passu ranking of its right to payment and lien priority with the Permitted Private Placement Debt on the terms set forth in such Existing Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Existing Intercreditor Agreement and this Agreement, the provisions of the Existing Intercreditor Agreement shall control.

10.26 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority, and each party hereto also agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to such party by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all or a portion of such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking or a bridge institution that may be issued to such party or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; and

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.27 Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Bank hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Bank, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Bank, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Bank from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Bank, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Bank in such currency, the Administrative Agent or such Bank, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person that may be entitled thereto under applicable Laws).

10.28 No Substitution or Novation. Nothing contained in this Agreement shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or the other Existing Loan Documents (as defined below), which shall remain in full force and effect except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrower or any Guarantor Subsidiary from any of its obligations or liabilities under the Existing Credit Agreement or any of the other “Loan Documents” executed in connection therewith (together the “Existing Loan Documents”). Each of the Loan Parties hereby (a) confirms and agrees that each Existing Loan Document to which it is a party that is not being amended and restated concurrently herewith is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date all references in any such Existing Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Existing Credit Agreement as amended and restated by this Agreement, and (b) confirms and agrees that, to the extent that any such Existing Loan Document purports to grant a Lien on any Property as security for any or all of the Guaranteed Obligations of the Loan Parties under any or all of the Existing Loan Documents, such Lien is hereby ratified and confirmed in all respects in favor of the Administrative Agent with respect to this Agreement and the other Loan Documents.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARSONS CORPORATION, a Delaware corporation

By:	/s/ Shelley Green
Name:	Shelley Green
Title:	Vice President—Treasury and Risk Management

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., as the Administrative Agent

By:	/s/ Lauren Hom
Name:	Lauren Hom
Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as the Swing Line Bank and a Bank

By:	/s/ Lauren Hom
Name:	Lauren Hom
Title:	Director

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as the Syndication Agent and a Bank

By:	/s/ Mark B. Felker
Name:	Mark B. Felker
Title:	Managing Director

THE BANK OF NOVA SCOTIA, as a
Documentation Agent and a Bank

By:	/s/ Michael Grad
Name:	Michael Grad
Title:	Director

JPMORGAN CHASE BANK, N.A., as a
Documentation Agent and a Bank

By:	/s/ Ling Li
Name:	Ling Li
Title:	Executive Director

SUMITOMO MITSUI BANKING
CORPORATION, as a Documentation Agent and a Bank

By:	/s/ Katsuyuki Kubo
Name:	Katsuyuki Kubo
Title:	Managing Director

US BANK NATIONAL ASSOCIATION, as a
Documentation Agent and a Bank

By:	/s/ Glenn Leyrer
Name:	Glenn Leyrer
Title:	Vice President

BANK OF AMERICA, N.A., as a Bank

By:	/s/ Mukesh Singh
Name:	Mukesh Singh
Title:	Director

BNP PARIBAS, as a Bank

By:	/s/ Jamie Dillon
Name:	Jamie Dillon
Title:	Managing Director

By:	/s/ Mary-Ann Wong
Name:	Mary-Ann Wong
Title:	Vice President

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